Exhibit 10.8

Manufacturing Services Agreement

by and between

Tercica Medica, Inc.

And

Cambrex Bio Science Baltimore, Inc.

(Continued)

Page ii

(Continued)

Page iii

(Continued)

		Page
11.12	Accident Reports	35

Article 12 QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION; STABILITY		35

12.1	Responsibility for Quality Assurance and Quality Control	35
12.2	Validation of CBSB Facility; Utilities and Equipment	36
12.3	Validation of Drug Substance Manufacturing Process	36
12.4	Stability	36

Article 13 NON-CONFORMANCE		36

13.1	Notice of Non-Conformance	36
13.2	No CBSB Liability for Non-Conforming Drug Substance	37
13.3	CBSB Liability for Non-Conforming Drug Substance; Replacement	37
13.4	Cooperation in Investigations; Disposition of Non-Conforming Drug Substance	38

Article 14 RECALLS		38

14.1	Recalls	38

Article 15 LICENSE GRANTS		39

15.1	License to CBSB	39
15.2	Licenses to CBSB Intellectual Property	39

Article 16 OWNERSHIP OF INTELLECTUAL PROPERTY, MATERIALS AND EQUIPMENT		40

16.1	Intellectual Property	40
16.2	Confidential Information	40
16.3	Tercica Materials	40
16.4	Ownership of Equipment	40
16.5	Transfer of Property and Documentation	41

Article 17 CBSB PRODUCT WARRANTIES		41

17.1	Product Warranties	41
17.2	CBSB Facility	41
17.3	Disclaimer by CBSB	41

Article 18 REPRESENTATIONS AND WARRANTIES; covenants		42

18.1	Tercica	41
18.2	CBSB	43
18.3	Additional Covenants	43

Article 19 INDEMNIFICATION		43

19.1	Indemnification by Tercica	43
19.2	Additional Indemnification by Tercica	44

Page iv

(Continued)

Page v

(Continued)

		Page
25.4	Exhibits	55
25.5	Severability	55
25.6	Independent Contractors	55
25.7	Waiver	56
25.8	Counterparts	56
25.9	Entirety; Amendments	56
25.10	Preference	56

EXHIBIT A PROJECT SCOPE		56

EXHIBIT B PROJECT SCHEDULE AND BUDGET		66

EXHIBIT C PROJECT RATES		71

EXHIBIT D QUALITY AGREEMENT		72

Page vi

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (this “Agreement”) is made and entered into as of December 20, 2002 (“Effective Date”), by and between Tercica Medica, Inc., a Delaware corporation (“Tercica”) and Cambrex Bio Science Baltimore, Inc., a Delaware corporation (“CBSB”) (each, a “Party” and together the “Parties”).

RECITALS

WHEREAS, Tercica intends to develop and commercialize certain proprietary products containing the active pharmaceutical ingredient known as insulin-like growth factor-I or recombinant human insulin-like growth factor-1 (“IGF-I”) and wishes to contract with a contract manufacturing organization for the process development, manufacture and supply of IGF-I bulk drug substance;

WHEREAS, CBSB operates biopharmaceutical process development and cGMP manufacturing facilities, has process development, manufacturing and related services experience and expertise, and owns a facility that, with some modifications, would be suitable for production of commercial quantities of IGF-I bulk drug substance and is operated in accordance with the U.S. Food and Drug Administration’s current Good Manufacturing Practices; and

WHEREAS, Tercica desires to retain CBSB as a manufacturer of clinical and commercial quantities of IGF-I bulk drug substance and to purchase manufacturing services to supply clinical and commercial quantities of such product from CBSB, and CBSB desires to perform such services for Tercica, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1 “Acquisition Cost” means the actual price paid by CBSB to any Third Party (net of any discounts, rebates, credits or the like) for any materials (including the Consumables and Equipment) used in the manufacture of the Product under this Agreement, including, but not limited to, shipping and handling costs and customs duties incurred and paid by CBSB to that Third Party in connection with the acquisition of such materials, and also including: (i) with respect to the Raw Materials, [*]

*	This provision is the subject of a Confidential Treatment Request.

for the Raw Materials to cover CBSB’s administration and storage costs for such Raw Materials; and (ii) with respect to the Resins, [*] for the Resins to cover CBSB’s acquisition and storage costs for such Resins.

1.2 “Additional Services” means any service that is not contained in the Project Scope and that requires a Change Order from Tercica in order to authorize CBSB to commence the same or any service specifically identified as an Additional Service in this Agreement.

1.3 “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, resolution or otherwise.

1.4 “Batch” means a specific quantity of Drug Substance or other material produced from a single Run, and refers to an Engineering Batch, a Clinical Batch, a Conformance Batch and/or a Commercial Batch, as the context requires.

1.5 “Batch Record” means all of the documentation associated with the production and testing of a given Batch, including production records, sampling documentation as recorded in the Batch Record, test results, Investigative and Corrective Action Reports, deviation reports, all applicable Manufacturing Process data (including any pertinent output from instrumentation), the Certificate of Compliance and any additional Quality Review and Approval documentation.

1.6 “Campaign” means two or more Runs, occurring in sequence, and without planned interruption for suite changeover or modifications to the Master Production Record.

1.7 “CBSB Confidential Information” means all technical and other information, whether patented or unpatented, relating to the CBSB Facility and/or CBSB processes, methods, operations, technologies, forecasts and business information, that is disclosed or supplied to, or used on behalf of, Tercica by CBSB pursuant to this Agreement, or of which Tercica may become aware of through the presence of their employees or agents at CBSB offices or at the CBSB Facility, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics.

1.8 “CBSB Facility” means the manufacturing facility owned and operated by CBSB at 5901 East Lombard Street, Baltimore, Maryland 21224 and the storage facility located at 5500 East Lombard Street, Baltimore, MD 21224.

1.9 “CBSB Intellectual Property” means all Intellectual Property owned or controlled by CBSB.

*	This provision is the subject of a Confidential Treatment Request.

1.10 “Cell Line” means the proprietary cell line for expression of the Product.

1.11 “Certificate of Compliance” means, for each Batch, a document prepared by CBSB: (i) listing the manufacturing date, unique Batch number, and quantity of Drug Substance in such Batch, (ii) certifying that such Batch was manufactured in accordance with the Master Production Record and cGMP and (iii) certifying that all Investigative and Corrective Action Reports are completed and approved. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement.

1.12 “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. §§ 210, 211 (as applicable to bulk drug substance only) and ICH, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients as the same may be amended from time to time.

1.13 “Change of Control” with respect to Cambrex Corporation shall mean:

(i) the acquisition (other than from Cambrex Corporation) by any person, entity or “group” (within the meaning of Section 13 (d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding for this purpose Cambrex Corporation or its subsidiaries or any employee benefit plan of Cambrex Corporation or its subsidiaries which acquires beneficial ownership of voting securities of Cambrex Corporation) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either the then outstanding shares of Stock or the combined voting power of Cambrex Corporation’s then outstanding voting securities entitled to vote generally in the election of directors, or

(ii) individuals who, as of the date hereof, constitute the Board of Directors of Cambrex Corporation (the “Board” and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the date hereof whose election or nomination for election by Cambrex Corporation’s stockholders (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Cambrex Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered a member of the Incumbent Board; or

(iii) approval by the stockholders of Cambrex Corporation of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of Cambrex Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, or a liquidation or dissolution of Cambrex Corporation, or the sale of all or substantially all of the assets of Cambrex Corporation.

1.14 “Change of Control” with respect to CBSB shall mean approval by the stockholders of CBSB of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of CBSB immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, or a liquidation or dissolution of CBSB, or the sale of all or substantially all of the voting stock or the assets of CBSB.

1.15 “Client Change Request” means a CBSB document used to accomplish amendments and modifications to documents which are part of CBSB’s cGMP document system, including but not limited to MPR’s, standard operating procedures and Materials Specifications.

1.16 “Change Order” means a document mutually approved in writing by both Parties in accordance with the procedures set forth in Section 3.6 that describes in reasonable detail an amendment or modification to the scope or performance of this Agreement, the Project, the Master Production Record (using a Client Change Request as outlined in the Quality Agreement to accomplish amendments or modifications to the MPR), the Project Scope, the Project Schedule and Budget, the Quality Agreement or any other services provided in accordance with this Agreement.

1.17 “Clinical Batch” means a Batch produced from a Clinical Run.

1.18 “Clinical Run” means a Run manufactured in accordance with the Master Production Record that is initiated following the Engineering Run(s) and is used to produce Drug Substance for use in clinical trials of the Product.

1.19 “Commercial Batch” means a Batch produced from a Commercial Run.

1.20 “Commercial Run” means a Run manufactured in accordance with the Master Production Record that is initiated following the commencement of Commercial Production and is used to create Product for commercial or clinical use.

1.21 “Confidential Agreement” means the two-way nondisclosure agreement between the Parties, dated August 20, 2002.

1.22 “Confidential Information” means Tercica Confidential Information and/or CBSB Confidential Information, as the context requires.

1.23 “Conformance Batch” means a Batch produced from a Conformance Run.

1.24 “Conformance Run” means a Run manufactured in accordance with the Master Production Record and any approved validation protocol(s), used to confirm and/or to document the operability and reproducibility of the Manufacturing Process at the CBSB Facility, and is described in Section 5.3 hereof.

1.25 “Consumables” means all bags, liners and other single use or regularly replaced materials that are required to perform the Manufacturing Process (excluding Raw Materials, Resins and Wearables), all of which meet the applicable Materials Specifications . The Parties agree and acknowledge that the Quality Agreement contains a definition of “Consumables” that differs from the one set forth above, and that the foregoing definition shall not apply to the Quality Agreement.

1.26 “Designated Carrier” means the common carrier selected by Tercica to take delivery of Drug Substance from the CBSB Facility.

1.27 “Development Costs” means CBSB’s actual time and materials costs for performing the development services set forth in the Project Scope, including, without limitation, technology transfer, cost for design and engineering services, as well as equipment needed to implement the Manufacturing Process at the CBSB Facility, all to the extent incurred in accordance with the Project Schedule and Budget and the Project Rates.

1.28 “Drug Substance” means IGF-I in bulk form that has been manufactured by CBSB pursuant to this Agreement and in accordance with the Master Production Record, that has been purified to a concentrated form from one Batch and can be stored in a liquid or frozen form under appropriate conditions.

1.29 “EMEA” means the European Medicines Evaluation Agency, or any successor agency.

1.30 “Engineering Batch” means a Batch produced from an Engineering Run.

1.31 “Engineering Run” means a Run used for process demonstration and engineering of some or all of the Manufacturing Process steps, and is described in Section 5.1 hereof.

1.32 “Equipment” means those certain pieces of equipment described in the Project Scope used to produce the Product that are purchased or reimbursed to CBSB by Tercica, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment. Components of the Equipment, such as valves, pumps and agitators, shall also be deemed Equipment.

1.33 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as the same may be amended from time to time.

1.34 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.35 “Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal, including an arbitral tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.

1.36 “Health Canada” shall mean the Canadian Federal government department known as Health Canada or Santé Canada.

1.37 “Investigative and Corrective Action Reports” or “ICAR” means the document that is used to record the investigation of, as well as the review and disposition of, a failure related to a cGMP manufacturing process or system.

1.38 “Investigational New Drug” or “IND” means an authorization from the FDA to administer an investigational drug or biological product to humans in clinical trials.

1.39 “Intellectual Property” means all worldwide Patents and other Patent rights, copyrights, trade secrets, know-how and all other intellectual property rights that are owned or controlled by a Party, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.40 “Manufacturing Documentation” means all documents and records describing or otherwise related to the Manufacturing Process, other than those embodied in the Master Production Record.

1.41 “Manufacturing Process” means the production process for the manufacture of Drug Substance pursuant to this Agreement, as described in the Master Production Record, as such process may be changed from time to time in accordance with this Agreement.

1.42 “Master Cell Bank” means Tercica’s reference deposit or collection of vials of the Cell Line, from which the Working Cell Bank is derived.

*	This provision is the subject of a Confidential Treatment Request.

1.43 “Master Production Record” or “MPR” means the document, proposed by CBSB and approved by Tercica, that defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of Drug Substance. The Master Production Record shall also include or incorporate by reference, without limitation, such information as Materials Specifications, in process and final Drug Substance sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

1.44 “Materials Specification” or “MS” means a document detailing the specifications for each Raw Material, Resin or Consumable, each as mutually approved by the Parties.

1.45 “NDA” means a new drug application for the Product, any equivalent successor filing thereto with the FDA, and any supplements or amendments to any of the foregoing.

1.46 “Non-Conforming Drug Substance” means Drug Substance or similar material that fails to conform to all of the warranties set forth in Section 17.1 or Drug Substance or similar material that was manufactured at a time when the CBSB Facility failed to conform to the warranties set forth in Section 17.2.

1.47 “Null Plasmid Bank” means vialed collection of cells, essentially identical to the Working Cell Bank, except that the IGF-I coding sequence has been deleted.

1.48 “Patents” shall mean, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to any such patent, all to the extent the foregoing contain claims covering such invention.

1.49 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

1.50 “Product” means the final dosage form of IGF-I.

1.51 “Project” means the full range of development and manufacturing services to be provided under this Agreement as more fully described in the Project Scope and the Project Schedule and Budget.

1.52 “Project Rates” means the applicable [*] rates at which CBSB will charge Tercica for the various services performed hereunder, as attached as Exhibit C hereto and hereby incorporated into this Agreement by reference.

*	This provision is the subject of a Confidential Treatment Request.

1.53 “Project Schedule and Budget” means the document that contains the estimated time and materials costs as well as the estimated project schedule and estimated budget for the services to be provided hereunder according to the Project Rates. The Project Schedule and Budget is attached as Exhibit B hereto and hereby incorporated into this Agreement by reference. The Parties may modify or amend the Project Schedule and Budget by execution of a Change Order.

1.54 “Project Scope” means the document that contains the terms and conditions for technology transfer, process development, process implementation and overall project scope. The Project Scope is attached as Exhibit A hereto and hereby incorporated into this Agreement by reference. The Parties may modify or amend the Project Scope by execution of a Change Order.

1.55 “Purchase Price” means the purchase price to be paid by Tercica to CBSB for cGMP manufacturing services for Drug Substance as determined in accordance with the terms of this Agreement.

1.56 “Quality Agreement” means the quality agreement between the Parties of even date herewith. The Quality Agreement is attached as Exhibit D hereto and hereby incorporated into this Agreement by reference.

1.57 “Quality Review and Approval” means CBSB’s review and approval, by CBSB’s quality assurance department, of a Batch of Drug Substance and the associated Batch Records, resulting in the issuance of a Certificate of Compliance by CBSB.

1.58 “Raw Materials” means all ingredients, solvents and other components of the Drug Substance required to perform the Manufacturing Process (excluding any Consumables, Resins and Wearables), all of which meet the applicable Materials Specifications. The Parties agree and acknowledge that the Quality Agreement contains a definition of “Raw Materials” that differs from the one set forth above, and that the foregoing definition shall not apply to the Quality Agreement.

1.59 “Reference Materials” means Drug Substance that is generated from a Run that is well characterized, packaged and stored in a controlled manner, and used as a standard or reference for analytical testing purposes.

1.60 “Regulatory Authority” means the FDA, EMEA or Health Canada, or all of the foregoing, as the case requires.

1.61 “Regulatory Filing” means any or all correspondence or petitions, including but not limited to the IND or NDA, to Regulatory Authorities for the purpose of registering the Product or the Manufacturing Process as required by statute, or modifying or supplementing existing filings and subsequent amendments and supplements thereto, including any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the manufacture, testing, sale or distribution of the Product under this Agreement.

1.62 “Regulatory Requirements” means (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by the Regulatory Authorities, (ii) compliance with the cGMPs of the Regulatory Authorities, applicable to any manufacturing or processing activities hereunder or the CSBS Facility or other facilities at which any of the Manufacturing Process is performed, and (iii) any laws, rules, guidelines, regulations, guidance, points to consider documents and standards of any Governmental Authority, whether within or outside the United States (including, without limitation, the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA) and state and local authorities), that apply to the Manufacturing Process or CBSB Facility or other facilities at which any of the Manufacturing Process is performed.

1.63 “Resins” means all chromatographic media intended to refine or purify the Drug Substance, as specified in the Master Production Record, all of which meet the applicable Materials Specifications. The Parties agree and acknowledge that the Quality Agreement contains a definition of “Resins” that differs from the one set forth above, and that the foregoing definition shall not apply to the Quality Agreement.

1.64 “Run” means a single operation of the Manufacturing Process from fermentation start at the 1,000L fermentation scale through the purification process to produce Drug Substance at the CBSB Facility approved or authorized by Tercica. Run refers to an Engineering Run, Clinical Run, Conformance Run and/or Commercial Run, as the context requires. A fermentation start shall be deemed a Run if such fermentation start proceeds to fermentor inoculation at the 1,000L scale or later in the Manufacturing Process.

1.65 “Scale-Up Run” means a Run used for process establishment at the 1,000L scale for which there is no expected deliverable, as further described in Section 5.1 hereof.

1.66 “Shipping Guidelines” means CBSB’s written procedures, as approved by Tercica in writing, that describe the methods of packaging, preserving, monitoring and shipping, any and all Tercica property, including the Drug Substance.

1.67 “Start-Up Agreement” means that certain agreement and authorization to proceed between the Parties dated November 8, 2002, capturing the intent of the Parties to negotiate in good faith and execute this Agreement, and which agreement, in accordance with its terms, is hereby superceded in its entirety by this Agreement.

1.68 “Storage Guidelines” means CBSB’s written procedures, as approved by Tercica in writing, that describe the methods of packaging, preserving, monitoring and storing, any and all Tercica property, including the Drug Substance.

1.69 “Subcontractor” means any independent entity that CBSB contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement.

1.70 “Suite Rate” means the rate set forth in the Project Rates for one month of occupancy of a given suite at the CBSB Facility and up to [*] labor hours of services in that suite during that month, as well as all Wearables, general facility upkeep and maintenance for CBSB-owned equipment, routine environmental monitoring, routine cleaning and utilities for that suite during that month.

1.71 “Tercica Confidential Information” means the Cell Line, Master Cell Bank, Working Cell Bank, any Manufacturing Documentation provided by Tercica to CBSB, all elements of the Manufacturing Process provided by Tercica to CBSB, Product-specific unit operations of the Manufacturing Process, the Manufacturing Process when taken as a whole, the Drug Substance and the Product, clinical data and information, business plans, regulatory and product strategies and all technical and other information, whether patented or unpatented, relating to Tercica processes, test methods, operations, technologies, forecasts and business information that is disclosed or supplied to CBSB by or on behalf of Tercica pursuant to this Agreement, or information of which CBSB may become aware of through the presence of its employees or agents at Tercica offices or facilities or at other facilities that manufacture the Product, including, without limitation, trade secrets, know-how, processes, concepts, experimental, analytical and test methods and results, and business and scientific plans and information and facility layout and schematics. All Product or Drug Substance specific portions of documents and records describing or to the extent relating to the Manufacturing Process at the CBSB Facility, including, without limitation, process trend and variability data related to the Product, shall be deemed to be Tercica Confidential Information.

1.72 “Tercica Intellectual Property” means any Intellectual Property owned or controlled by Tercica.

1.73 “Third Party” means any party other than Tercica, CBSB and their respective Affiliates.

1.74 “Valid Claim” shall mean a claim of an issued and unexpired patent that has not been revoked, declared unpatentable or unenforceable, or held invalid by a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time period allowed for appeal.

1.75 “Waste” shall mean any “hazardous substance” and/or “hazardous material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “hazardous waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

1.76 “Wearables” means any non-sterile coverings or protective gear used by the CBSB employees or agents in the course of the performing the development and manufacturing services hereunder, including without limitation gloves, coveralls, booties, eye shields and the like.

*	This provision is the subject of a Confidential Treatment Request.

1.77 “Working Cell Bank” means a vialed collection of serially subcultivated cells that are derived from the Master Cell Bank. The Working Cell Bank is used to establish seed cultures of the Cell Line to initiate the Manufacturing Process.

1.78 Each of the following definitions are found in the body of this Agreement, or elsewhere, as indicated below:

Defined Term	Section
Agreement	Preamble
Bankruptcy Code	22.2.5
CBSB	Preamble
CBSB Improvements	16.3
Commercial Production	7.1
Control	1.3
Controlled by	1.39
Delivery Date	7.2
Drug Substance Commitments	2.2
Effective Date	Preamble
Excess Portion	6.7
Executive Oversight Committee or EOC	3.3
Firm Order	6.1
Force Majeure Event	23.1
Hazardous Material	1.75
Hazardous Substance	1.75
Hazardous Waste	1.75
IGF-I	Recitals
IGF-I Products	2.3
Indemnitee	19.4.1
Indemnitor	19.4.1
Initial Forecast	6.1
Initial Quarter	6.1
Liabilities	19.1
Notified Party	20.6.1
Notifying Party	20.6.1
Parties	Preamble
Party	Preamble
Project Manager	3.2
Purchase Price	8.3
Records	8.7
Registration	11.1
Replacement Drug Substance	13.3

Rolling Forecast	6.4
Second Forecast	6.2
Semi Binding Order	6.1
Shipping Date	7.2
Tercica	Preamble
Tercica Credit	8.1
Term	22.1
Third Forecast	6.3

ARTICLE 2

COMMITMENT TO MANUFACTURE; PURCHASE

2.1 Commitment to Develop and Manufacture.

2.1.1 Subject to the terms and conditions set forth in this Agreement, during the Term, Tercica shall retain CBSB to develop the Manufacturing Process at the CBSB Facility, CBSB shall use commercially reasonable efforts to develop the same, and Tercica shall pay CBSB for the associated Development Costs, all in accordance with the Project Scope and the Project Schedule and Budget.

2.1.2 Subject to the terms and conditions set forth in this Agreement and subject to the successful completion of the validation of the Manufacturing Process at the CBSB Facility as defined in the validation protocol, during the Term, Tercica shall retain CBSB as a non-exclusive manufacturer of Drug Substance, CBSB shall provide sufficient cGMP services and capacity to manufacture Drug Substance for Tercica in such quantities and in the form as required pursuant to this Agreement, and Tercica shall purchase such cGMP services and capacity from CBSB.

2.2 Drug Substance Commitments . Subject to the terms and conditions set forth in this Agreement and subject to the successful completion of the validation of the Manufacturing Process at the CBSB Facility as defined in the validation protocol, Tercica agrees to purchase from CBSB, and CBSB agrees to supply to Tercica, cGMP manufacturing services and capacity at the CBSB Facility sufficient to produce [*] of Drug Substance within the eighteen (18) months following the start of Commercial Production. Tercica will establish the precise delivery date for the foregoing Drug Substance upon no less than [*] notice to CBSB, subject to the delivery terms set forth in Section 7.4. Notwithstanding the foregoing, if more than [*] Conformance Batches are required to complete the Regulatory Filing, Tercica shall have the [*] of cGMP manufacturing services and capacity that Tercica [*]. For example, if Tercica is required to purchase cGMP manufacturing services and capacity sufficient to produce [*] of Drug Substance as a result of a [*] Conformance Batch performed under Section 5.3, Tercica will have the [*] obligation to purchase cGMP manufacturing services and capacity sufficient to produce [*]. Subject to actual Firm Orders established in the Rolling Forecasts in accordance with Article 6, CBSB shall supply to Tercica cGMP manufacturing services and capacity at the CBSB Facility sufficient to produce up to [*] of Drug Substance during

*	This provision is the subject of a Confidential Treatment Request.

each of calendar years 2005, 2006, 2007 and 2008. The cGMP manufacturing service and capacity commitments of this Section 2.2 shall collectively be referred to as the “Drug Substance Commitments.”

2.3 Exclusivity . During the Term and for [*] after the expiration or termination of this Agreement neither CBSB nor its Affiliates shall, either alone or in collaboration with the Third Party, engage in any activity directed to the process development, manufacture, supply or commercialization of IGF-I Products (other than with respect to cGMP manufacturing services and capacity supplied to Tercica pursuant to this Agreement). For the purposes of this Section 2.3, the term “IGF-I Products” means any product containing IGF-I. In the event that CBSB terminates this Agreement in accordance with Section 22.2.2, or in the event that Tercica terminates this Agreement in accordance with Section 22.2.4, or in the event that the Parties terminate this Agreement in accordance with Section 22.2.6, this Section 2.3 shall be rendered null and void.

2.4 No Additional Restrictions . The Parties agree that nothing in this Agreement shall be construed as preventing or otherwise inhibiting Tercica from (a) manufacturing additional supply of Product and/or (b) obtaining some or all of its additional requirements of Product from a Third Party or Third Parties. Nothing in this Agreement shall restrict Tercica in any way with respect to any products other than the Product. Nothing in this Agreement shall restrict CBSB in any way with respect to any products that are not IGF-I Products.

ARTICLE 3

PROJECT SCOPE; PROJECT MANAGEMENT

3.1 Project Scope . In order to enable the Parties to fulfill their respective obligations under this Agreement, the Parties shall implement the Project Scope using commercially reasonable efforts to adhere to the Project Schedule and Budget. Any modifications or amendments to either the Project Scope or the Project Schedule and Budget shall require an executed Change Order. The Project Rates shall be fixed for the duration of the Term of this Agreement. As of the Effective Date, the Parties agree and acknowledge that certain activities described in the Project Scope have been completed or are already in process, in accordance with the terms and conditions of the Start-Up Agreement, and such activities are denoted as such in the Project Scope.

*	This provision is the subject of a Confidential Treatment Request.

3.2 Project Management; Appointments . The day-to-day interactions and management related to the Project will be performed by two project managers, one appointed by each Party and each one having the authority to manage the Project and further the aims of the Parties day-to-day (each, a “Project Manager”). The Project Managers shall be the principle point of contact between the Parties. As part of their duties, the Project Managers shall be responsible for directing the development efforts of the Project, monitoring and revising the Project Scope and Project Schedule and Budget (in accordance with the procedures set forth in Section 3.6), establishing operating guidelines for the Project, defining communication formats, forming and approving Project teams and monitoring the general progress of the Project. Furthermore, the Project Managers shall co-lead the EOC. The Project Managers shall be appointed by each respective Party no later than thirty (30) days following the Effective Date.

3.3 Executive Oversight Committee . Within thirty (30) days following the Effective Date, the Parties shall establish an oversight committee of executives, which shall include an equal number of executives from each Party, including, without limitation, each Party’s Project Manager, as well as at least one (1) general business executive from each Party and one (1) technical representative from each Party. This Executive Oversight Committee (“EOC”) will meet to discuss any large overarching questions or issues, as well as to monitor the progress of the Project, discuss future plans, and the relationship between the Parties. The EOC will have no formal voting authority, but it is expected to work towards consensus decisions on matters of concern to the Parties.

3.4 Frequency of EOC Meetings; Agendas . Meetings of the EOC shall be conducted each month in the first year from the Effective Date and thereafter on a schedule to be determined by the Project Managers, but no less frequently than once each calendar quarter. The frequency of these meetings may be modified, and the location for such meeting shall be established, by the EOC. To the extent practicable, the Project Manager for each Party shall provide proposed agenda items to the EOC members in advance of each EOC meeting date. All members of the EOC may propose additional agenda items at least five (5) working days in advance of each meeting.

3.5 Dispute Resolution .. In the event of a disagreement or decision-deadlock among the members of the EOC as to any material matter within the scope of this Agreement, and/or matters that a Party considers to be or potentially cause a breach of a material term hereunder, the EOC will diligently and in good faith seek to resolve the matter in dispute. If the EOC is unable to resolve the dispute, despite its good faith efforts, the dispute shall be referred to the Chief Executive Officer or Business Unit President of each Party. In the event that no mutual agreement is reached by the Chief Executive Officer or Business Unit President, neither Party shall incur any liability to the other Party solely as a result of failing to resolve a disagreement or decision-deadlock under this Section 3.5.

3.6 Project Change Order Process.

3.6.1 CBSB Initiated Changes. Before CBSB may amend or modify the scope or performance of this Agreement, the Project, the Master Production Record, the Project Scope, the Project Schedule and Budget or any other services provided in accordance with this Agreement, CBSB shall prepare a Change Order describing in reasonable detail the nature of such change(s), and propose such Change Order to Tercica for Tercica’s review and written approval. All approved Change Orders shall be signed by the Project Manager of each Party or by such other authorized representatives of CBSB and Tercica that the Project Managers may designate. If any changes contemplated by a Change Order will impact the estimated timing, estimated cost or scope of the Project, CBSB shall provide Tercica with a written description of such impacts in the Change Order. If Tercica approves the Change Order notwithstanding CBSB’s notice of any resulting cost increase, Tercica shall reimburse CBSB for the cost of such changes as detailed in the Change Order. Upon CBSB and Tercica’s approval of the Change Order, the Change Order will be implemented as soon as it is commercially practical to do so. For the avoidance of doubt, any changes to the parts of the CBSB Facility, utilities, equipment or processes used by CBSB in its performance of the Project, including those relating to the manufacturing, storage, testing, shipping and cleaning procedures that are used by CBSB in the manufacture of Drug Substance under this Agreement, shall require a Change Order prior to implementation of such change(s). For the further avoidance of doubt, [*] Project Rates during the Term of this Agreement.

3.6.2 Tercica Initiated Changes. Tercica shall have the right to request reasonable changes in or modifications to this Agreement, the Project, the Master Production Record, the Project Scope, the Project Schedule and Budget or any other services provided in accordance with this Agreement by providing notice thereof to CBSB. Upon receipt of such notice, CBSB shall generate a Change Order in accordance with the process described in Section 3.6.1, and submit such Change Order back to Tercica for Tercica’s review and approval. Upon Tercica’s approval of such Change Order notwithstanding CBSB’s notice of any resulting cost increase, the Change Order will be implemented as soon as it is commercially practical to do so.

ARTICLE 4

MANUFACTURING AND PROCESSING ACTIVITIES

4.1 Quality Agreement. The Quality Agreement specifies certain testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture and shipment of Drug Substance by CBSB under this Agreement, all of which shall be deemed a material part of this Agreement.

4.2 CBSB Facility. All Drug Substance manufactured for Tercica hereunder shall be manufactured solely by CBSB at the CBSB Facility. CBSB may not change the manufacturing site for Drug Substance without soliciting and receiving the prior written approval of Tercica. Any new manufacturing site proposed by CBSB must be capable of manufacturing and delivering Drug Substance in accordance with all pertinent Regulatory Requirements, cGMP, the Master Production Record and the Quality Agreement, and in accordance with CBSB’s Drug Substance Commitments

*	This provision is the subject of a Confidential Treatment Request.

hereunder. CBSB shall be solely responsible for all scheduling related to the CBSB Facility and for the operation of such facility.

4.3 Control of Cell Banks. CBSB shall maintain all portions of the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank that it receives from Tercica or Tercica’s agents in safe and secure storage under its control in the CBSB Facility in accordance with the Storage Guidelines, and CBSB shall not transfer the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank to any CBSB Affiliate or to any Third Party that is not specifically authorized in advance and in writing by Tercica. CBSB shall comply with all applicable Regulatory Requirements relating to general safety in handling the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank. CBSB shall not use the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank for any purpose except as authorized in writing by Tercica, and in no event shall CBSB modify or attempt to modify the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank. Upon Tercica’s written request, CBSB shall return all or portions of the Cell Line, Master Cell Bank, Working Cell Bank, Reference Material(s) and/or Null Plasmid Bank to Tercica or its designee.

4.4 Raw Materials and Consumables.

4.4.1 Procurement. CBSB shall be responsible for the procurement of all Raw Materials, Resins, Consumables and Wearables necessary for the manufacture of the Drug Substance. CBSB shall solicit and obtain Tercica’s prior written approval for all Raw Materials and Resins and the respective vendors thereof. CBSB shall use commercially reasonable efforts to procure all Raw Materials, Resins and Consumables at the lowest prices reasonably available, consistent with and having regard to such matters as security and sources of supply, quality of product, volume requirements, terms and conditions of supply and the Product manufacturing schedule. All Wearables utilized by CBSB in furtherance of its obligations under this Agreement shall be provided [*] Tercica [*]. All Raw Materials, Resins and Consumables shall be invoiced to Tercica by CBSB at the relevant Acquisition Cost.

4.4.2 Compliance with Specifications. All Raw Materials, Resins and Consumables hereunder shall comply with the applicable Materials Specifications, or as otherwise agreed in writing by the Parties. CBSB or a Subcontractor approved in accordance with Section 4.10 shall perform testing and evaluation of the Raw Materials, Resins and Consumables as required to meet the foregoing obligations.

4.4.3 Alternate Source(s) of Supply. CBSB shall establish a source of supply for all Raw Materials, Resins, Consumables and Wearables sufficient to ensure CBSB’s ability to fulfill its obligations to supply cGMP manufacturing services for Drug Substance to Tercica hereunder in a timely and cost-effective manner. CBSB shall have the sole discretion as to whether or not to establish a second source of supply for a given material; provided however, that in the event that

*	This provision is the subject of a Confidential Treatment Request.

CBSB is not able to fulfill any obligation hereunder as a result of a supply shortage of any Raw Material, Resin, Consumable or Wearable, and such shortage could have been avoided if CBSB had established additional sources of supply, such shortage shall not constitute a Force Majeure Event hereunder.

4.5 Inventory of Materials and Spare Parts. CBSB shall establish, update as necessary and implement, inventory management processes and procedures designed to ensure that CBSB is able to obtain, on a timely basis, all Raw Materials, Resins, Consumables and Wearables necessary to perform the Engineering Runs, Clinical Runs and Conformance Runs described in Article 5 below and any Commercial Runs required to meet the Drug Substance Commitments. Notwithstanding the foregoing, except as set forth in Section 4.4.3, CBSB shall in no way be responsible for Raw Materials, Resins, Consumables or Wearables purchase and/or delivery delays that occur despite CBSB’s implementation of the foregoing process and procedures and despite CBSB using commercially reasonable efforts to avoid such delays. CBSB shall ensure that an inventory of spare parts for all equipment it uses to manufacture Drug Substance is maintained consistent with the manufacturer’s recommendations.

4.6 Resources, Equipment and Capacity. In consultation with Tercica, CBSB shall establish, update as necessary, and reserve exclusively for Tercica’s benefit, sufficient qualified personnel time, manufacturing resources, equipment and cGMP production capacity to enable CBSB to manufacture Drug Substance in accordance with the Master Production Record and cGMP and in quantities sufficient to fulfill the Drug Substance Commitments and Rolling Forecasts.

4.7 Storage and Use of Materials and Drug Substance. CBSB shall ensure that all Raw Materials, Resins and Consumables that are in CBSB’s control and are to be used in the manufacture of Drug Substance, as well as all Manufacturing Process intermediates and Drug Substance in CBSB’s control, are stored in accordance with the terms and conditions of the Storage Guidelines, the Material Specifications and/or the Master Production Record, or as otherwise mutually agreed to by CBSB and Tercica and/or as recommended by Third Party suppliers.

4.8 Handling of Materials; Wastes.

4.8.1 Hazards. CBSB shall in accordance with CBSB’s internal procedures, inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Raw Materials, Drug Substance or any Wastes generated through performance of the manufacturing and processing activities hereunder, and provide such persons with training as required by CBSB’s internal procedures, in the proper methods of handling and disposing of such items.

4.8.2 Handling; Notification. At Tercica’s expense (subject to Tercica’s prior written approval of such costs, which approval shall not be unreasonably withheld), CBSB or a designated Third Party contractor shall handle, accumulate, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in accordance with all Regulatory Requirements. CBSB shall promptly notify Tercica in writing of any unauthorized reportable release or emission of any Wastes generated through performance of the manufacturing and processing activities hereunder and any potential environmental violation or litigation related thereto. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware of concerning exposure to or handling of the Raw Materials, Drug Substance or Wastes. In any of the foregoing instances, CBSB shall promptly inform Tercica of its intended course of action to address the situation, and shall promptly undertake such actions.

4.8.3 Identification of Waste Disposal Sites. Upon the reasonable request of Tercica, CBSB shall identify, in list form, all haulers, brokers and disposal sites utilized by CBSB or its subcontractors for disposal of Wastes generated in connection with the manufacturing and processing activities hereunder.

4.9 Compliance with Law. CBSB shall perform all work and services under this Agreement in conformance with cGMP and in conformance with the substantive requirements of all applicable Regulatory Requirements.

4.10 Approval of Subcontracting . CBSB shall not have the right to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement without Tercica’s prior written approval. Notwithstanding the foregoing, CBSB may propose certain pre-defined, non-essential or routine tasks that CBSB desires to subcontract out, and Tercica will review and reasonably approve CBSB to subcontract any or all of such tasks to the Subcontractor(s) of CBSB’s choosing. To the extent such approvals are granted, CBSB shall (i) fully qualify each such Subcontractor, and Tercica shall have the right to participate in such qualification process; (ii) ensure that all such qualified Subcontractors comply with the provisions of this Agreement; and (iii) be responsible for each such Subcontractor’s performance hereunder (including, without limitation, any breach of this Agreement by such Subcontractor), as if CBSB were itself performing such activities.

ARTICLE 5

PRE-COMMERCIAL PROCESS

5.1 Scale-Up and Engineering Runs. CBSB shall perform Scale-Up Runs and Engineering Runs and manufacture Engineering Batches in accordance with the Project Scope, the Project Schedule and Budget and the Master Production Record or as otherwise directed by Tercica in writing and mutually agreed to by the Parties. All Engineering Runs and Engineering Batches shall be performed at the 1,000L scale, or as otherwise directed by Tercica in writing and mutually agree to by the Parties. CBSB will provide to Tercica, the cGMP manufacturing services to produce such Scale-Up Runs, Engineering Runs and Engineering Batches on a time and materials basis as set forth in Section 8.2, and in accordance with the delivery terms set forth in Section 7.4 hereof. CBSB shall provide Tercica with all material requested by Tercica that results from any partial or completed

Scale-Up Runs and Engineering Runs. Tercica shall have the right to make whatever further use of such requested material as it shall determine, provided that such use does not violate any applicable laws or regulations. CBSB shall in no way be responsible for any claims, losses, expenses or damages, whatsoever, arising out of or in anyway related to Tercica’s use of Drug Substance resulting from the Scale-Up Runs or Engineering Runs.

5.2 Clinical Batches. CBSB shall perform all Clinical Runs required to manufacture Clinical Batches at 1,000L scale in accordance with the Project Scope, the Project Schedule and Budget and the Master Production Record or as otherwise directed by Tercica in writing and mutually agreed to by the Parties. CBSB will provide, to Tercica, the cGMP manufacturing services to produce such Clinical Runs and Clinical Batches on a time and materials basis as set forth in Section 8.3 and in accordance with the delivery terms set forth in Section 7.4. Subject to the provisions of Article 13, Tercica shall have no obligation to pay for, and CBSB shall replace, at CBSB’s cost, any Non-Conforming Drug Substance resulting from any Clinical Run. CBSB shall have no liability or obligation whatsoever with respect to Drug Substance resulting from any Clinical Run for any reason other than CBSB’s breach of the warranty terms set forth in Section 17.1 or Section 17.2.

5.3 Conformance Batches. CBSB shall perform all required process validation and shall perform Conformance Runs and manufacture Conformance Batches at 1,000L scale in order to confirm and/or document the operability and reproducibility of the Manufacturing Process and to permit Tercica to complete and file the regulatory documents described in Article 11 hereof, all in accordance with the Project Scope, the Project Schedule and Budget and the Master Production Record or as otherwise directed by Tercica in writing and mutually agreed to by the Parties. CBSB will provide to Tercica the cGMP manufacturing services sufficient to produce such Conformance Runs and Conformance Batches on a time and materials basis as set forth in Section 8.3, and in accordance with the delivery terms set forth in Section 7.4. Tercica agrees to pay for all Conformance Batches that are requested by Tercica and that are manufactured in accordance with the Master Production Record and cGMP. Subject to the provisions of Article 13, Tercica shall have no obligation to pay for, and CBSB shall replace, at CBSB’s cost, any Non-Conforming Drug Substance resulting from any Conformance Run. CBSB shall have no liability or obligation whatsoever with respect to Drug Substance resulting from any Conformance Runs for any reason other than CBSB’s breach of the warranty terms set forth in Section 17.1 or Section 17.2.

ARTICLE 6

COMMERCIAL FORECASTING

6.1 Delivery of Initial Rolling Forecast. Prior to the first calendar quarter for which Tercica wishes to establish a rolling supply of Drug Substance (such first quarter, the “Initial Quarter”), but no less than [*] calendar quarters before such Initial Quarter, Tercica shall provide CBSB with an initial written forecast of the quantities of, and delivery requirements for, Drug Substance that Tercica shall require from CBSB for the [*] calendar quarters commencing with that Initial Quarter (the “Initial Forecast”). The first [*] calendar quarters of each forecast delivered under this Article 6 (including the Initial Forecast) shall constitute a binding commitment on the part of CBSB to supply and on the part of Tercica to purchase the cGMP manufacturing services and capacity sufficient to supply the quantity of Drug Substance as set forth in such forecast for such [*] quarter period (each such quarter commitment, a “Firm Order”). With respect to the [*] calendar quarters of each forecast delivered under this Article 6 (including the Initial Forecast), Tercica shall be required to place Firm Orders with CBSB that are within [*] of its forecasted requirements for Drug Substance for each such quarter (each such quarter commitment, a “Semi-Binding Order”). Thus, a Semi-Binding Order for the [*] quarter of a forecast may be reduced or increased by up to [*] in the subsequent forecast, when it shall be a Semi-Binding Order for the [*] quarter of that forecast, and reduced or increased by up to [*] in the following forecast, when it shall become fixed as a Firm Order. The remaining quarters of each forecast delivered under this Article 6 (including the Initial Forecast) shall be non-binding on Tercica. Thus, for example, if Tercica desires to commence a rolling supply of Drug Substance on [*], Tercica would submit to CBSB, no later than [*], an Initial Forecast covering the [*] calendar quarters starting with [*] and concluding on [*], of which the quarters commencing on [*] and [*] would be Firm Orders and the quarters commencing on [*] and [*] would be Semi-Binding Orders.

6.2 Delivery of Second Forecast. No less than [*] calendar quarters prior to the Initial Quarter, Tercica shall provide CBSB with a written forecast of the quantities of, and delivery requirements for, Drug Substance that Tercica shall require from CBSB for the [*] calendar quarters commencing with the Initial Quarter (the “Second Forecast”). The first [*] quarters of the Second Forecast shall be Firm Orders and the [*] quarters of the Second Forecast shall be Semi-Binding Orders. The remaining quarters of such Second Forecast shall be non-binding on Tercica. The period of time covered by the Second Forecast shall be identical to that covered by the Initial Forecast.

6.3 Delivery of Third Forecast. No less than [*] calendar quarter prior to the Initial Quarter, Tercica shall provide CBSB with a written forecast of the quantities of, and delivery requirements for, Drug Substance that Tercica shall require from CBSB for the [*] calendar quarters commencing with the quarter immediately following the Initial Quarter (the “Third Forecast”). The [*] quarters of the Third Forecast shall be Firm Orders; provided that the [*] quarter quantity shall be within [*] of the quantity established by the Semi-Binding Order for that calendar quarter by the Second Forecast. The [*] quarters of the Third Forecast shall be Semi-Binding Orders. The remaining quarters of such Third Forecast shall be non-binding on Tercica. Thus, to continue the example of Section 6.1 above, Tercica would submit to CBSB, no later than [*], a Third Forecast covering the [*] quarter period commencing on [*] and continue through [*], of which the quarters commencing on [*] and [*] would be Firm Orders and the quarters commencing on [*] and [*] would be Semi-Binding Orders.

6.4 Steady-State Rolling Forecasts, Purchase Orders. Prior to the [*] day of the Initial Quarter, and thereafter by the [*] day of each subsequent calendar quarter, Tercica shall provide

*	This provision is the subject of a Confidential Treatment Request.

CBSB with a written forecast of the quantities of, and delivery dates for, Drug Substance that Tercica shall require from CBSB for the [*] calendar quarters commencing [*] calendar quarters thereafter (each, a “Rolling Forecast”). The [*] quarters of each Rolling Forecast shall be Firm Orders; provided, that the [*] quarter quantity shall be within [*] of the quantity established by the Semi-Binding Order for that calendar quarter by the previous forecast. The [*] quarters of each Rolling Forecast shall be Semi-Binding Orders. The remaining quarters of such Third Forecast shall be non-binding on Tercica. Thus, to continue the example of Sections 6.1 and 6.2, Tercica would submit to CBSB, no later than [*], a first Rolling Forecast covering the [*] quarter period commencing on [*] and continue through [*], of which the quarters commencing on [*] and [*] would be Firm Orders and the quarters commencing on [*] and [*] would be Semi-Binding Orders. The Rolling Forecasts shall be used for joint planning purposes and shall be nonbinding unless otherwise specified herein, and may be amended by the Parties from time to time as the Parties mutually agree. With each Rolling Forecast, Tercica shall also deliver to CBSB binding purchase orders for the Firm Orders. The Parties agree that CBSB, in its sole discretion, may organize the manufacture of the Drug Substance quantities specified in Firm Orders so as to constitute a Campaign that maximizes CBSB operational schedule.

6.5 Cancellations. If, at any time prior to the applicable original Delivery Date, Tercica needs to cancel all or a portion of a Firm Order or a Semi-Binding Order, CBSB shall immediately stop all work related to the cancelled orders, provided that Tercica shall incur the payment obligations set forth in Section 8.5 as a result of such cancellation. For the avoidance of doubt, the Drug Substance Commitments for calendar years [*] through [*] shall not constitute binding purchase commitments by Tercica, and any differences between the actual Firm Orders and the Drug Substance Commitments for each such calendar year shall not constitute a cancellation or rescheduling under the terms of this Agreement.

6.6 Minimum Firm Orders. All Firm Orders and Semi-Binding Orders must establish purchase requirements for each calendar quarter that are greater than or equal to [*] kilograms of Drug Substance, except that a Firm Order or Semi-Binding Order may establish a purchase requirement of [*] kilograms of Drug Substance for a given quarter. If Tercica elects to establish a Firm Order or Semi-Binding Order for a given calendar quarter that is within the allowable [*] reduction from a previous Semi-Binding Order established for the same calendar quarter (as described in Section 6.1), and that reduction results in a quantity of Drug Substance between [*] and [*] kilograms, then the Firm Order or Semi-Binding Order must be established at either [*] or [*] kilograms, but Tercica will not be charged any cancellation fees under Section 8.5 for the establishment of that Firm Order or Semi-Binding Order at [*] kilograms. For example, if a Semi-Binding order for a given calendar quarter was [*] kilograms of Drug Substance, and Tercica wishes to reduce the order amount for that quarter by [*] on the subsequent forecast, the calculation would result in a [*] kilogram Firm Order or Semi-Binding Order, and hence will result in an order of [*] kilograms with no cancellation fees. Alternatively, the [*] kilogram order could be reduced by [*] to [*] kilograms at Tercica’s election.

*	This provision is the subject of a Confidential Treatment Request.

6.7 Excess Portions. CBSB shall not be obligated to satisfy that portion of any Firm Order that exceeds Tercica’s previously forecasted requirements for Drug Substance in the immediately preceding Rolling Forecast that applied to such calendar quarter by more than [*] (any such amount, the “Excess Portion”). Notwithstanding the foregoing, CBSB shall use commercially reasonable efforts to satisfy the Excess Portion of any Firm Order, but in no event will failure to satisfy such Excess Portion constitute a breach of this Agreement.

6.8 Expiration of Term. Notwithstanding the provisions of this Article 6, none of the Rolling Forecasts or Firm Orders to be provided by Tercica hereunder shall be required to extend, as applicable, beyond the Term if any Party has provided notice of termination in accordance with Section 22.2.

ARTICLE 7

COMMERCIAL RUNS; DELIVERIES

7.1 Commercial Runs. Promptly following the completion of at least [*] Conformance Batches that comply with cGMP and the Master Production Record (or as otherwise directed by Tercica in writing), and the execution and delivery by CBSB of the related Certificates of Compliance and Certificates of Analysis, “Commercial Production” of Drug Substance will commence under this Agreement. During Commercial Production, CBSB shall perform those number of Commercial Runs required to yield sufficient volume of Drug Substance to meet the Drug Substance Commitments or the Rolling Forecasts, including, without limitation, the Firm Orders.

7.2 Delivery Date; Shipping Date. For each Commercial Batch, the “Delivery Date” shall be the date established by the applicable Firm Order and accompanying Tercica purchase order, by which date such Batch will have completed Quality Review and Approval and be made available for pick-up by the Designated Carrier, unless the Parties agree in writing on an alternative delivery date. For Engineering, Clinical and Conformance Batches, the “Delivery Date” shall be the date established by the Project Scope or Project Schedule and Budget on which such Batch will be available for pick-up by the Designated Carrier, unless the Parties agree in writing on an alternative delivery date. For each Batch, the “Shipping Date” shall be the date and time at which such Batch is actually received by the Designated Carrier at CBSB’s Facility in accordance with the Shipping Guidelines.

7.3 Purchase Quantities. Except as otherwise set forth in this Agreement, Tercica shall accept and pay for all Drug Substance that complies with the warranties set forth in Sections 17.1 and 17.2, up to the amount set forth in each applicable Firm Order. Subject to the provisions of Article 13, Tercica shall have no obligation to pay for, and CBSB shall replace, at CBSB’s cost, any Non-Conforming Drug Substance resulting from any Commercial Run. CBSB shall have no liability or obligation whatsoever with respect to Drug Substance resulting from any Commercial Runs for any reason other than CBSB’s breach of the warranty terms set forth in Section 17.1 or Section 17.2.

7.4 Delivery Terms. Following Quality Review and Approval and on or before the respective Delivery Date, CBSB shall make each Batch available to the Designated Carrier at CBSB’s Facility in

*	This provision is the subject of a Confidential Treatment Request.

accordance with the Shipping Guidelines, and Tercica shall arrange for shipment of such Drug Substance from CBSB’s Facility to Tercica via the Designated Carrier at the expense of Tercica. Tercica shall arrange for shipment and take delivery of each Batch within [*] after the applicable Delivery Date, or pay applicable storage costs. CBSB shall provide storage for such Drug Substance in accordance with the Storage Guidelines at no charge during such [*] period; provided, that any additional storage beyond such [*] period will be charged to Tercica as Additional Services in accordance with the Project Rates. As of the Shipping Date, CBSB shall ensure that each Batch of Drug Substance delivered to the Designated Carrier shall have [*], as measured by the CBSB-established expiration date for such Drug Substance. Tercica shall hold title to each Batch from its creation, but the risk of loss for a Batch shall be borne by and remain with CBSB until the Shipping Date. CBSB shall not be required to deliver any Drug Substance to the Designated Carrier until the Designated Carrier informs CBSB that it has obtained all appropriate approvals and consents of any governmental authority necessary for the transportation or shipment of such Drug Substance. CBSB shall comply with all applicable laws and regulations regarding the packaging of Drug Substance for shipment. Product resulting from Engineering Runs, Clinical Runs and Conformance Runs, as well as Non-Conforming Drug Substance, shall also be subject to the delivery terms set forth in this Section 7.4.

ARTICLE 8

PAYMENTS

8.1 Tercica Credits. Under the terms of the Start-Up Agreement, as of the Effective Date, Tercica has paid CBSB a total of [*] in Good Faith Payments and Advance Payments (as those payments are defined in the Start-Up Agreement). Of such payments, an existing balance of [*] represents funds that have not been applied towards the payment of any amount due for services performed under the Start-Up Agreement (such balance, the “Tercica Credit”). The Parties agree and acknowledge that the full balance of the Tercica Credit shall be credited against any payments due to CBSB hereunder.

8.2 Reimbursement for Development Costs. Tercica shall reimburse CBSB for all Development Costs incurred by CBSB in the conduct of the Project, including, without limitation, the acquisition, installation and validation of Equipment (provided, however, that Tercica shall not be required to reimburse CBSB for the costs of acquiring Equipment under this Agreement if Tercica paid for such Equipment directly or if Tercica has already reimbursed CBSB for such costs).

8.3 Initial Drug Substance Pricing. Except as otherwise expressly set forth in this Agreement, including, without limitation, in Section 8.4, Tercica shall pay CBSB on a time and materials basis (calculated according to the Project Scope, the Project Schedule and Budget and the Project Rates) for all cGMP manufacturing services used to produce Drug Substance for Tercica in accordance with the terms of this Agreement and that conforms to the warranties provided in Sections 17.1 and 17.2 hereof (such amount, the initial “Purchase Price”). The Purchase Price may be adjusted in accordance with Section 8.4 below.

*	This provision is the subject of a Confidential Treatment Request.

8.4 Revised Drug Substance Pricing . Following the completion of [*] Batches (including the Engineering Batches, Clinical Batches and Conformance Batches) that comply with this Agreement, the Master Production Record and the warranties provided in Sections 17.1 and 17.2 hereof using an approved Master Production Record that has undergone no substantive process or testing revisions (i.e., no changes that would significantly impact the manufacturing costs or yields) during such Batches, the Parties will use commercially reasonable efforts to negotiate and establish [*] pricing model for the cGMP manufacturing services used to produce Drug Substance [*] described in Section 8.3. If the Parties do establish a [*], such price shall be the new Purchase Price for the cGMP manufacturing services used to produce Drug Substance for the remainder of the Term, unless otherwise agreed upon in writing by the Parties. If the Parties are not able to establish a price per gram, the Purchase Price shall continue to be calculated as set forth in Section 8.3, unless otherwise agreed upon in writing by the Parties.

8.5 Fee for Cancellation. In accordance with Section 6.5, Tercica shall have the right to cancel a Firm Order or a Semi-Binding Order, in whole or in part, subject to Tercica paying CBSB a payment equal to the following, calculated as of the date that the notice of cancellation is received by CBSB (provided that if such cancellation occurs prior to the Parties establishing a new Purchase Price in accordance with Section 8.4, the Parties shall mutually agree on a reasonable Purchase Price based on past time and materials cost for comparable Batches):

8.5.1 For Firm Orders cancelled within [*] days of the applicable Delivery Date, Tercica shall pay CBSB an amount equal to [*], or the cancelled portion thereof (i.e., the quantity of cancelled Drug Substance multiplied by the [*] for the cGMP manufacturing services that would have been used to produce such Drug Substance);

8.5.2 For Firm Orders cancelled more than [*] days before the applicable Delivery Date, but not more than [*] days before, Tercica shall pay CBSB an amount equal to the quantity of cancelled Drug Substance multiplied by [*] for the cGMP manufacturing services that would have been used to produce such Drug Substance;

8.5.3 For Firm Orders cancelled more than [*] days before the applicable Delivery Date, but not more than [*] days before, Tercica shall pay CBSB an amount equal to the quantity of cancelled Drug Substance multiplied by [*] for the cGMP manufacturing service used to produce such Drug Substance; and

8.5.4 For any binding portions of Semi-Binding Orders (i.e., any portions of a Semi-Binding Order that are not reducible under the terms of Article 6) cancelled more than [*] (365) days before the applicable Delivery Date, Tercica shall pay CBSB an amount equal to the amount of cancelled Drug Substance multiplied by [*] for the cGMP manufacturing service used to produce such Drug Substance.

*	This provision is the subject of a Confidential Treatment Request.

8.6 Payment Terms. All invoices for work performed up to the start of Commercial Production shall be issued thirty (30) days prior to the first day of the month during which such work shall be performed, and all uncontested amounts due thereunder shall be due and payable on or before such first day of the month. All invoices for work performed beginning with the start of Commercial Production shall be issued [*], as the case may be, and all uncontested amounts due thereunder shall be due and payable within [*] days after receipt of invoice or within [*] days [*]. In the event that Tercica has not paid an invoice within [*] days of the applicable due date (as set by the preceding sentence), CBSB may request reasonable assurances of Tercica’s future performance and if Tercica fails to make payment on the invoice or to provide such assurances within five (5) business days of such request, Tercica’s failure shall be considered a material breach under Section 22.2.2, subject to the cure provisions set forth therein. Invoices shall include a sufficiently detailed breakdown of the various elements comprising such invoice. Payments shall be made by wire transfer in U.S. currency. Past due amounts shall bear interest at a [*] equal to the [*].

8.7 Commercial Audit. For at least [*] years after final payment under this Agreement (or for such longer period of time as may be required by applicable laws and regulations), CBSB shall maintain complete and accurate books, records, documents, and other evidence of costs, expenses and allowances pertaining to this Agreement and Development Costs (for purposes of this Section 8.7, hereinafter collectively called “Records”) to the extent and in such detail as will properly reflect all costs and expenses incurred by CBSB in connection with this Agreement and/or the Project Scope. Tercica, acting through its independent public accountants of recognized national standing selected by Tercica and reasonably acceptable to CBSB, shall have a right to examine and audit CBSB’s Records [*], upon at least [*] days’ prior written notice. In the event that any such audit reveals a discrepancy between invoiced costs and expenses and actually incurred costs and expenses that is [*] than the total amount of the invoice on which the discrepancy occurs, CBSB shall refund to Tercica an amount equal to such discrepancy, with interest calculated as set forth in Section 8.6, [*]. In the event that any such audit reveals a discrepancy, but such discrepancy is less than [*] than the total amount of the invoice on which the discrepancy occurs, CBSB shall refund to Tercica an amount equal to such discrepancy, with interest calculated as set forth in Section 8.6, but Tercica shall pay all costs of such audit. For the avoidance of doubt, the Parties agree and acknowledge that CBSB will not charge for any internal CBSB costs associated with any audits conducted under this Section 8.7.

ARTICLE 9

DOCUMENTATION

9.1 Regulatory Documentation. Within [*] days following completion of the Quality Review and Approval for each Batch, but in any event by not later than the Delivery Date, CBSB shall provide Tercica with a copy of all applicable Batch Records, which records shall be in CBSB’s standard formats unless otherwise mutually agreed to by the Parties. [*] to the filing date for the Product annual report (as calculated consistent with appropriate regulations and guidelines), CBSB shall provide Tercica with such existing information as is reasonably requested in writing by Tercica for the preparation of the annual report with respect to the manufacturing and control of the Product

*	This provision is the subject of a Confidential Treatment Request.

for such period covered by the report. In addition, CBSB shall provide Tercica with such information as is reasonably requested in writing by Tercica relating to the Manufacturing Process, the Master Production Record, CBSB services performed under this Agreement or other Product-related documentation. Any Tercica requests for documents or other work product that do not exist as of the date of such request or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and CBSB shall notify Tercica of the same, and, if Tercica authorizes such services, CBSB shall invoice Tercica for such Additional Services in accordance with the Project Rates. Thereafter, Tercica shall provide to CBSB at least [*] prior to Tercica’s filing with the respective Regulatory Authority a copy of such Tercica Product annual report, and Tercica shall take into consideration any CBSB comments to such Product annual report with respect to the manufacture of Product.

9.2 Manufacturing Data. CBSB shall collect and retain such data as required by the terms of the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica.

9.3 Retention and Reserve Samples. CBSB shall identify and retain certain reserve samples of all Raw Materials and intermediate production samples generated in the production of Drug Substance as set forth in the applicable Materials Specifications, the applicable standard operating procedures, the Master Production Record or as otherwise agreed in writing by CBSB and Tercica.

9.4 Analytical Testing. CBSB, or a designated Subcontractor approved in accordance with Section 4.10, shall perform the analytical testing on Drug Substance as set forth in the Master Production Record, or as otherwise agreed in writing by CBSB and Tercica.

9.5 Accurate Documentation. Each Party shall use diligent efforts to ensure all records and documentation provided to the other Party in connection with the manufacture of Drug Substance shall be accurate in all material respects, as more precisely described in the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica.

ARTICLE 10

MANUFACTURING AUDITS; CERTIFICATION

10.1 Manufacturing Audits. Tercica shall have the right to perform, directly or through its representatives, certain manufacturing audits as set forth in the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica. All CBSB personnel time and resources necessary to complete the [*] manufacturing audit [*] shall be provided [*] to Tercica; provided that any CBSB personnel time and resources necessary to complete [*] manufacturing audits [*] shall be invoiced to Tercica as Additional Services in accordance with the Project Rates. Tercica shall be responsible for all third party costs of all manufacturing audits.

10.2 Certification. Within [*] days following completion of Quality Review and Approval for a Batch, unless otherwise agreed by Tercica, but in any event by not later [*], CBSB shall furnish to Tercica a Certificate of Compliance and a summary (in a format to be agreed upon by Tercica and

*	This provision is the subject of a Confidential Treatment Request.

CBSB) of any deviations or investigations that occurred during the manufacturing or testing of the Drug Substance that is part of such shipment, all in accordance with the terms of the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica.

ARTICLE 11

REGULATORY MATTERS

11.1 Permits. CBSB shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Governmental Authorities in order for CBSB to perform all of its obligations under this Agreement (including, without limitation, Annual Registration of Drug Establishment registrations (form FDA 2656e) granted by the FDA and any comparable registrations granted by any other Regulatory Authority) (each, a “Registration”), for so long and insofar as is necessary to permit CBSB to perform any of its obligations under this Agreement. Notwithstanding the foregoing, Tercica shall be responsible for reimbursing CBSB for the cost of any permits that are solely and specifically required to manufacture the Drug Substance. CBSB shall make copies of such Registrations and all related documents available for viewing by Tercica and its designees for inspection, upon reasonable request from Tercica. All copies will remain in CBSB’s control.

11.2 Compliance with cGMPs; Monitoring of Records. As further described in the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica, CBSB shall monitor and maintain reasonable records respecting its compliance with cGMPs, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance. CBSB shall promptly notify Tercica in writing of any significant trend changes in the statistical process control data and/or quality testing results for Batches manufactured for Tercica hereunder.

11.3 Records. CBSB shall maintain all records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by CBSB and Tercica. CBSB agrees that, in response to any complaint, or in the defense by Tercica of any litigation, hearing, regulatory proceeding or investigation relating to Drug Substance, CBSB shall use reasonable efforts to make available to Tercica during normal business hours and upon reasonable prior written notice, such CBSB employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Tercica shall reimburse CBSB for all reasonable costs and expenses incurred by CBSB in connection with the performance of CBSB’s obligations under the immediately preceding sentence.

11.4 Complaints. Tercica shall have responsibility for reporting any complaints relating to the Product to the FDA and any other Regulatory Authorities, including, but not limited to, complaints relating to the manufacture of the Product and adverse drug experience or event reports in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica. Tercica shall reimburse CBSB for all reasonable costs and expenses incurred by CBSB in connection with any assistance that CBSB provides with respect to such reporting, except in the event that such complaints are traced to or directly attributable to CBSB’s breach of the warranties set forth in Sections 17.1 and 17.2.

11.5 Regulatory Communications and Correspondence. Any and all communications from and to the FDA or other Regulatory Authorities related to the Product or to the manufacture of the Drug Substance at the CBSB Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by CBSB and Tercica.

11.6 Regulatory Filings and Maintenance. CBSB shall prepare and maintain all regulatory filings and manufacturing files, certificates, authorizations, data and other records that directly or indirectly pertain to the manufacture of the Drug Substance, as further set forth in the Quality Agreement or as otherwise agreed in writing by CBSB and Tercica.

11.7 Annual Product Review. As set forth in the Quality Agreement, or as otherwise agreed to in writing by CBSB and Tercica, CBSB shall provide Tercica with the information required under 21 C.F.R. § 217.180(e)(1) to permit a review of a representative number of Batches of Drug Substance, whether or not approved by CBSB’s quality assurance group.

11.8 Cooperation in Obtaining Government Approvals. As set forth in the Quality Agreement, or as otherwise agreed to in writing by CBSB and Tercica, CBSB shall reasonably assist Tercica, at Tercica’s request, CBSB shall provide Tercica with such existing documents and information (or copies thereof) held by CBSB to assist Tercica in securing and maintaining Regulatory Authority approvals for the Product. In addition, CBSB shall provide Tercica with such information as is reasonably requested in writing by Tercica relating to the Manufacturing Process, the Master Production Record, CBSB services performed under this Agreement or other Product-related documentation. Any Tercica requests for documents or other work product that do not exist as of the date of such request or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and CBSB shall notify Tercica of the same, and, if Tercica authorizes such services, CBSB shall invoice Tercica for such Additional Services in accordance with the Project Rates.

11.9 Ownership of Regulatory Filings. Tercica shall be the sole owner of all Regulatory Filings and all governmental approvals obtained by Tercica from any Regulatory Authority with respect to the Drug Substance or the Product.

11.10 Tercica Access to Manufacturing Data and Documentation. Tercica shall have full access to and the right to use and reference any, correspondence, facility and engineering records and diagrams, validation documentation, Batch Records, reports, analyses, Regulatory Requirements and any other data and documentation generated in connection with the manufacturing and/or processing activities conducted by CBSB hereunder, and CBSB shall provide Tercica with copies of the foregoing upon request.

11.11 Health and Safety Information.

11.11.1 Drug Substance. Tercica shall provide CBSB with all information in Tercica’s possession or control concerning any health hazards or potential health hazards associated with exposure to or the handling, storage, use or disposal of Drug Substance, including, without limitation, a Material Safety Data Sheet for Drug Substance. In the event that any such information is updated or corrected, Tercica shall promptly notify CBSB thereof and provide CBSB with the updated or corrected information.

11.11.2 Safety and Efficacy Claims. Each Party shall promptly notify the other of any information or notice that they become aware of concerning the safety or efficacy claims of the Product, including, without limitation, any threatened or pending action by any Regulatory Authority. Tercica shall be responsible for handling all complaints and communications from Regulatory Authorities with respect to the Product. CBSB shall cooperate in resolving such complaints and responding to such communications to the extent they pertain to Drug Substance and are reasonably requested by Tercica in connection therewith. Tercica shall reimburse CBSB for all reasonable costs and expenses incurred by CBSB in connection with the performance of CBSB’s obligations under this Section 11.11.2, except in the event that such complaints or communications are traced to or directly attributable to CBSB’s breach of the warranties set forth in Sections 17.1 and 17.2.

11.12 Accident Reports. Each Party shall report to the other as soon as possible all material accidents related to the manufacture, handling, use or storage of any Raw Materials or Drug Substance, including, without limitation: (i) accidents resulting in significant personal injury requiring more than first aid treatment, (ii) accidents resulting in chronic illness or loss of consciousness, (iii) accidents resulting in material property damage, (iv) accidents resulting in material environmental release, and (v) accidents that result in regulatory, safety, health or environmental audits.

ARTICLE 12

QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION; STABILITY

12.1 Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Drug Substance shall be allocated between Tercica and CBSB as set forth in the Quality Agreement and in CBSB standard operating procedures agreed upon in writing by Tercica and CBSB.

12.2 Validation of CBSB Facility; Utilities and Equipment. CBSB shall maintain cGMP validation status of the CBSB Facility, as well as the utilities and equipment used in the manufacture of Drug Substance at the CBSB Facility, and shall make relevant validation reports applicable thereto (redacted to remove information not related to the manufacture of Drug Substance) available to Tercica for review at CBSB’s Facility, at Tercica’s reasonable request.

12.3 Validation of Drug Substance Manufacturing Process. In accordance with the requirements of and estimated timelines set forth in the Project Scope and Product Schedule and

Budget, Tercica shall provide CBSB with all available development reports and historical manufacturing data required to support the development and execution of protocols and studies designed to validate the Manufacturing Process. CBSB shall provide Tercica with copies of all documentation related to validation of the Manufacturing Process, as implemented by CBSB or its subcontractors, and validation reports applicable thereto, on a frequency and in a format to be agreed upon by CBSB and Tercica.

12.4 Stability. CBSB, or an approved Subcontractor in accordance with Section 4.10, shall conduct all necessary stability testing to comply with cGMP and other applicable Regulatory Filings or Regulatory Requirements. Such stability testing shall include testing to validate the lead times for shipment, the shelf life of Drug Substance and the specifications applicable to shipment, storage and handling of Drug Substance. CBSB, or an approved Subcontractor in accordance with Section 4.10, shall prepare all stability samples, and shall sublot stability samples and package and ship stability samples to Tercica, all in accordance with timelines, protocols and procedures agreed upon by CBSB and Tercica and as set forth in the Quality Agreement.

ARTICLE 13

NON-CONFORMANCE

13.1 Notice of Non-Conformance. In the event that any Drug Substance is Non-Conforming Drug Substance, Tercica may reject the same by giving written notice thereof to CBSB (i) within [*] days after the Shipping Date, based on an inspection of such Drug Substance and packing and shipping materials and components, including temperature monitors, for [*] from the results of the applicable Quality Review and Approval and a review of the related Batch Record and other Manufacturing Documentation, or, (ii) in the case of [*], [*], but in no event more than [*] after the Delivery Date for such Drug Substance; provided, that if CBSB cannot deliver Drug Substance on a given Delivery Date as scheduled, the period for reporting [*] from the date on which a given Batch has completed Quality Review and Approval and is available for delivery to the Designated Carrier. Such written notice shall specify the manner in which such Drug Substance fails to conform to the warranties set forth in Sections 17.1 and 17.2 and shall be accompanied by any test results or reports evidencing such non-conformity. For the avoidance of doubt, the [*] period for reporting [*] set forth above shall not be tolled nor extended in the event that Tercica requests that CBSB store Drug Substance beyond the Delivery Date or the date on which a given Batch has completed Quality Review and Approval and is made available for delivery to the Designated Carrier, as the case may be.

13.2 No CBSB Liability for Non-Conforming Drug Substance. If it is determined by agreement of the Parties (or in the absence of such agreement, by a mutually-acceptable, qualified and independent Third Party whose fees shall be paid by the non-prevailing Party) that either (i) there is no nonconformity, in which case CBSB shall have no liability with respect thereto and Tercica shall pay to CBSB the Purchase Price for such Drug Substance, or (ii) there is nonconformity but the

*	This provision is the subject of a Confidential Treatment Request.

nonconformity was not caused by CBSB’s breach of the warranties set forth in Sections 17.1 and 17.2, in which case CBSB shall have no liability to Tercica with respect thereto, and Tercica shall pay to CBSB the Purchase Price for such Drug Substance and the Drug Substance shall be treated in all other respects under this Agreement as though it conformed with all of the warranties set forth in Sections 17.1 and 17.2 of this Agreement.

13.3 CBSB Liability for Non-Conforming Drug Substance; Replacement. If it is determined by agreement of the Parties (or in the absence of such agreement, by a mutually-acceptable, qualified and independent Third Party whose fees shall be paid by the non-prevailing Party) that the nonconformity was caused by CBSB’s breach of the warranties set forth in Sections 17.1 and 17.2, CBSB shall as soon as it is commercially practicable to do so, replace such Non-Conforming Drug Substance with conforming Drug Substance (the “Replacement Drug Substance”). To the extent that CBSB has the capacity and/or can reasonably revise its production schedule without adverse impact to itself or its obligations to Third Parties, CBSB shall schedule delivery of the Replacement Drug Substance to Tercica within [*] days [*] by the Parties or a Third Party, in accordance with this Section 13.3, that CBSB is liable for such Non-Conforming Drug Substance. Delivery of Replacement Drug Substance shall be [*] to Tercica except for payment of the Purchase Price for the Replacement Drug Substance, which shall be payable as follows: (i) if Tercica previously paid the Purchase Price for the Non-Conforming Drug Substance and CBSB is able to schedule delivery of the Replacement Drug Substance [*] by the Parties or a Third Party, in accordance with this Section 13.3, that CBSB is liable for such Non-Conforming Drug Substance, then Tercica shall not have any further obligation to pay for the Replacement Drug Substance; (ii) if Tercica previously paid the Purchase Price for the Non-Conforming Drug Substance and CBSB is not able to schedule delivery of the Replacement Drug Substance within [*] by the Parties or a Third Party, in accordance with this Section 13.3, that CBSB is liable for such Non-Conforming Drug Substance, then CBSB shall promptly and in any event within [*] (or, at [*]), and Tercica shall pay the Purchase Price for the Replacement Drug Substance in accordance with Section 8.6; or, (iii) if Tercica did not previously pay the Purchase Price for the Non-Conforming Drug Substance, then Tercica shall pay the Purchase Price for the Replacement Drug Substance in accordance with Section 8.6. In addition, if, despite its use of commercially reasonable efforts, and to the extent that CBSB lacks excess capacity and/or cannot reasonably revise its production schedule without adverse impact to itself or its obligations to Third Parties, CBSB cannot replace Non-Conforming Drug Substance with conforming Drug Substance by a date that is acceptable to Tercica, then CBSB shall upon demand by Tercica reimburse Tercica for any amount of the applicable Purchase Price that Tercica paid to CBSB for such Non-Conforming Drug Substance. Notwithstanding anything herein seemingly to the contrary, [*], if it is determined by agreement of the Parties (or in the absence of such agreement, by a mutually acceptable qualified independent Third Party, whose fees shall be paid by the non-prevailing Party) that the nonconformity was caused by [*], CBSB’s obligation to reimburse Tercica for any amount of the applicable Purchase Price that Tercica paid to CBSB for such Non-Conforming Drug Substance shall be measured [*] and shall be diminished in [*].

*	This provision is the subject of a Confidential Treatment Request.

13.4 Cooperation in Investigations; Disposition of Non-Conforming Drug Substance. If Tercica desires to make a claim against CBSB with respect to and reject a Batch of Non-Conforming Drug Substance pursuant to Section 13.1, Tercica agrees that it shall not dispose of or allow such Drug Substance to be disposed of without written authorization and instructions from CBSB either to dispose of or return to CBSB such Non-Conforming Drug Substance. Upon written request by Tercica, CBSB agrees promptly to give Tercica such authorization and instructions within a reasonable period of time. Each Party shall act in good faith and shall cooperate with the other Party and with any mutually acceptable qualified independent Third Party in connection with an investigation as to the existence of or source of any Non-Conforming Drug Substance supplied under this Agreement. At the request of Tercica, CBSB will provide all Non-Conforming Drug Substance to Tercica, at no cost to Tercica (except for shipping and delivery expenses payable under Article 7 hereof), in accordance with the delivery terms set forth in Section 7.4 hereof, and Tercica may make whatever further use of such Non-Conforming Drug Substance as it shall determine; provided, however, that Tercica agrees that (i) such Non-Conforming Drug Substance shall not be used in humans, (ii) the warranties provided in Sections 17.1 and 17.2 of this Agreement shall not apply to such Non-Conforming Drug Substance, and (iii) the disclaimer of warranties set forth in Section 17.3 of this Agreement shall apply to such Non-Conforming Drug Substance. CBSB shall in no way be responsible for any claims, losses, expenses or damages, whatsoever, arising out of or in any way related to Tercica’s use of such Non-Conforming Drug Substance. CBSB shall dispose of any Non-Conforming Drug Substance returned by Tercica in accordance with all relevant Regulatory Requirements for such disposal, at CBSB’s cost if CBSB was liable for such Non-Conforming Drug Substance in accordance with Section 13.3 and at Tercica’s cost if CBSB was not liable for such Non-Conforming Drug Substance in accordance with Section 13.2.

ARTICLE 14

RECALLS

14.1 Recalls. As further set forth in the Quality Agreement, Tercica shall notify CBSB promptly (and in any event within [*] days of receipt of written notice) if any batch of Drug Substance or resulting Product is the subject of a recall, market withdrawal or correction. Tercica shall (i) bear the cost of and be responsible for conducting all recalls, market withdrawals or corrections of Drug Substance or Product, (ii) remain obligated to pay CBSB the Purchase Price for the Drug Substance recalled or used to make such recalled Product and (iii) reimburse CBSB for its out-of-pocket expenses related to the recall, if any. Notwithstanding the foregoing, to the extent such recall, market withdrawal or correction was traced to or directly attributable to CBSB’s breach of any of its warranties set forth in Sections 17.1 and 17.2 hereof, upon substantiation of such causation by a mutually agreeable qualified independent Third Party, CBSB shall credit Tercica for all or a portion of the Purchase Price for the Drug Substance recalled or used to make such recalled Product and shall [*] related to the recall, if any. The Purchase Price credit and [*] will be based on CBSB’s degree of responsibility for the recall as determined by a mutually agreeable qualified independent Third Party. The foregoing obligation shall be CBSB’s sole liability under this Agreement and Tercica’s sole remedy under this Agreement with respect to recalls (except for termination rights under Article 22).

*	This provision is the subject of a Confidential Treatment Request.

Tercica or its agent shall be responsible for conducting any and all recalls, market withdrawals or corrections with respect to the Product worldwide.

ARTICLE 15

LICENSE GRANTS

15.1 License to CBSB. During the Term (subject to early termination in accordance with Article 22 hereof), Tercica hereby grants to CBSB a royalty-free, non-exclusive license under any and all Tercica Intellectual Property that is necessary for CBSB to perform its obligations under this Agreement, including, without limitation, all rights necessary for the development and use of the Cell Line, the Manufacturing Process, and/or the Tercica Confidential Information, for the sole and limited purpose of CBSB’s performance of its obligations under this Agreement, including, without limitation, to manufacture Drug Substance for Tercica.

15.2 Licenses to CBSB Intellectual Property.

15.2.1 CBSB hereby grants to Tercica an irrevocable, fully paid, royalty-free, non-exclusive license, with the right to grant and authorize sublicenses, under any and all CBSB Intellectual Property that CBSB incorporates into the Manufacturing Process or that is necessary to the practice of the Manufacturing Process, for the sole and limited purpose of manufacturing, using, and/or selling the Product. Tercica shall include a provision in all agreements with Third-Party contractors for the manufacture, use and/or sale of the Product that clearly states that such Third-Party contractor’s right to use such CBSB Intellectual Property is exclusively limited to the Product.

15.2.2 With respect to any CBSB Intellectual Property created by or under authority of CBSB in connection with the performance of CBSB’s obligations under this Agreement or the Start-Up Agreement that relates to the Cell Line, the Master Cell Bank, the Working Cell Bank, the Product and/or the Manufacturing Process, and that also relates to other products or processes other than IGF-I Products, CBSB hereby grants to Tercica an irrevocable, fully paid, royalty-free, non-exclusive license, with the right to grant and authorize sublicenses, under any such Intellectual Property, for any purpose. CBSB shall retain the right to use such Product-specific Intellectual Property with respect to any products that are not IGF-I Products. Tercica shall include a provision in all agreements with Third-Party contractors, where such agreement contemplates the use of such CBSB Intellectual Property, that clearly states that such Third Party contractor’s right to use CBSB Intellectual Property is exclusively limited to uses which are related to Tercica products.

ARTICLE 16

OWNERSHIP OF INTELLECTUAL PROPERTY,

MATERIALS AND EQUIPMENT

16.1 Intellectual Property. Except as otherwise set forth in this Article 16, in accordance with the rules of inventorship of the United States of America, each Party shall solely own any and all inventions or discoveries that are conceived or reduced to practice in the course of or resulting from this Agreement by the Party or its employees or agents, and the Parties shall jointly own inventions or discoveries that are conceived or reduced to practice in the course of or resulting from this Agreement with an inventive contribution by employees or agents of both Parties; provided, that the Parties shall have the right to exploit and license any such jointly owned Intellectual Property without the prior consent of the other Party. Licenses to the foregoing are described in Article 15 above. The Parties hereby agree that neither Party shall be considered an “employee or agent” of the other Party.

16.2 Confidential Information. As between the Parties, Tercica shall own all Tercica Confidential Information, and CBSB shall own all CBSB Confidential Information; provided, however, that the foregoing shall not limit Tercica’ ownership of, or ability to use, the Cell Line, Master Cell Bank, Working Cell Bank, Product-specific unit operations of the Manufacturing Process and/or the Manufacturing Process when taken as a whole, including, without limitation, aspects of CBSB Confidential Information that result in or contribute to modifications to said Cell Line, Master Cell Bank, Working Cell Bank, and/or the Manufacturing Process in the course of or resulting from this Agreement. For the avoidance of doubt, Tercica shall own all rights in and title to the Master Production Record, any Product-specific Manufacturing Documentation as well as any Manufacturing Documentation provided by Tercica to CBSB.

16.3 Tercica Materials. As between the Parties, Tercica shall own all rights in and title to the biological materials described as the Cell Line, the Master Cell Bank, the Working Cell Bank, Reference Material(s) and Null Plasmid Bank, as well as the Product, Product-specific unit operations of the Manufacturing Process and the Manufacturing Process when taken as a whole, and any and all improved or enhanced versions of the foregoing that are created by either Party in the course of or resulting from this Agreement, including, without limitation, any derivatives or variants of the foregoing. CBSB hereby assigns to Tercica any CBSB Improvements that relate solely to the Cell Line, the Master Cell Bank, the Working Cell Bank, Reference Material(s) and Null Plasmid Bank, as well as the Product, Product-specific unit operations of the Manufacturing Process and the Manufacturing Process when taken as a whole. For purposes of this provision, “CBSB Improvements” shall mean any and all inventions made in the course of or resulting from this Agreement, solely by CBSB or its employees or agents, or jointly by the employees and/or agents of each Party, and all intellectual property rights therein.

16.4 Ownership of Equipment. Tercica shall own all right, title and interest in and to any and all Equipment, as well as all materials and other assets purchased by CBSB the cost of which is reimbursed by Tercica to CBSB. All Equipment shall be maintained per CBSB’s approved maintenance program.

16.5 Transfer of Property and Documentation. Subject to the terms and conditions of this Agreement, upon Tercica’s written request, and at Tercica’s sole expense, CBSB shall transfer to Tercica or its designee, portions of the Cell Line, the Working Cell Bank and the Master Cell Bank held by CBSB, as well as copies or components of any or all of the following: the Manufacturing

Documentation, Batch Records, the Master Production Record and any other Product-specific documents or materials relating to or necessary to perform the Manufacturing Process. In addition, at the expiration or termination of this Agreement, at Tercica’s sole expense, Tercica shall take possession of the Equipment, Product-specific Manufacturing Documentation as well as copies of non-Product specific Manufacturing Documentation, copies of the Batch Records, copies of the Master Production Record, the Cell Line, the Working Cell Bank, the Master Cell Bank and any other Product-specific documents or materials relating to or necessary to perform the Manufacturing Process.

ARTICLE 17

CBSB PRODUCT WARRANTIES

17.1 Product Warranties. Subject to the provisions of Article 13, CBSB warrants to Tercica that all Drug Substance manufactured hereunder: (i) was manufactured and analyzed in conformance with the Master Production Record; (ii) was transferred to Tercica with a Certificate of Compliance that is accurate and complete with respect to each Batch; (iii) was manufactured in compliance with the requirements of cGMP; (iv) was manufactured in compliance with all Regulatory Requirements; (v) was packaged in accordance with the Shipping Guidelines; and (vi) was transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of CBSB, its Affiliates or their respective agents.

17.2 CBSB Facility. CBSB hereby warrants that it owns or lawfully controls the CBSB Facility, and that, provided the Manufacturing Process is successfully implemented, and provided no Force Majeure Event shall occur, CBSB has sufficient manufacturing capacity to enable CBSB to manufacture Drug Substance throughout the Term in quantities sufficient to fulfill, in each calendar year, the Drug Substance Commitment for such year as set forth in Section 2.2, in accordance with this Agreement. CBSB hereby warrants that during the Term the CBSB Facility shall be maintained in accordance with cGMP and in such condition as will allow CBSB to manufacture the Drug Substance in compliance with cGMP and in conformance with the Master Production Record.

17.3 Disclaimer by CBSB. OTHER THAN AS SET FORTH IN SECTION 17.1 AND SECTION 17.2 ABOVE, ALL OTHER WARRANTIES WITH RESPECT TO THE DRUG SUBSTANCE, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 18

REPRESENTATIONS AND WARRANTIES; COVENANTS

18.1 Tercica. Tercica hereby represents and warrants to CBSB that:

18.1.1 To the best of Tercica’s knowledge as of the Effective Date, after reasonable inquiry, Tercica is free to supply to CBSB the Master Cell Bank, the Working Cell Bank, Tercica

Confidential Information (including, without limitation, any portion of the Manufacturing Documentation supplied by Tercica to CBSB), and any other information supplied by Tercica to CBSB;

18.1.2 To the best of Tercica’s knowledge as of the Effective Date, after reasonable inquiry which reasonable inquiry shall apply to U.S. patents only, there is no lawsuit pending against Tercica in the United States that alleges patent infringement based on the manufacture, use or sale of the Product in the United States, and as of the Effective Date, Tercica has not received any written notice alleging infringement of a Third Party patent based on the manufacture, use or sale of the Product in the United States;

18.1.3 To the best of Tercica’s knowledge as of the Effective Date, after reasonable inquiry which reasonable inquiry shall apply to United States intellectual property only, Tercica’s supply to CBSB of the Master Cell Bank, the Working Cell Bank and Tercica Confidential Information (including, without limitation, any portion of the Manufacturing Documentation supplied by Tercica to CBSB), and any other information Tercica intends to supply to CBSB hereunder, and CBSB’s use thereof in accordance with the terms of and in performance of its obligations under this Agreement, does not infringe any Valid Claim of any Third Party Patent or any other intellectual property rights of any Third Party for which Tercica lacks the right to grant CBSB a valid sublicense to manufacture the Drug Substance;

18.1.4 To the best of Tercica’ knowledge as of the Effective Date, after reasonable inquiry which reasonable inquiry shall apply to United States intellectual property only, the manufacturing process for the Product in effect as of the Effective Date, as well as the Manufacturing Process that CBSB intends to use to manufacture the Product under this Agreement, does not infringe a Valid Claim of any United States Patent or any other intellectual property rights of any Third Party for which Tercica lacks the right to grant CBSB a valid sublicense to manufacture the Drug Substance;

18.1.5 To the best of Tercica’ knowledge as of the Effective Date, Tercica has made CBSB aware of any known hazards involved in handling the Cell Line, the Master Cell Bank, the Working Cell Bank, the Raw Materials, the Drug Substance, and Product Waste;

18.1.6 As of the Effective Date, Tercica has the corporate power, the authority and the proper consents, the financial capacity and the legal right to enter into this Agreement and to perform its obligations under this Agreement; and

18.1.7 As of the Effective Date, Tercica has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its respective obligations under this Agreement. This Agreement has been duly executed and delivered on behalf of Tercica, and constitutes a legal, valid, binding obligation, enforceable against Tercica and its successors and assigns in accordance with its terms.

18.2 CBSB. CBSB hereby represents and warrants to Tercica that:

18.2.1 To the best of CBSB’s knowledge, after reasonable inquiry, CBSB is free to supply CBSB Confidential Information to Tercica (excluding any information related to other CBSB clients that Tercica inadvertently becomes aware of through the presence of their employees or agents at CBSB offices or at the CBSB Facility);

18.2.2 CBSB has the corporate power, authority and the legal right to enter into this Agreement and to perform its obligations under this Agreement;

18.2.3 CBSB has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement. This Agreement has been duly executed and delivered on behalf of CBSB, and constitutes a legal, valid, binding obligation, enforceable against CBSB in accordance with its terms; and

18.2.4 To the best of CBSB’s knowledge after reasonable inquiry, (i) CBSB has the legal right to grant Tercica the licenses set forth in Section 15.2 above; (ii) as of the Effective Date, CBSB has not entered into any obligation that would prohibit CBSB from granting the licenses set forth in Section 15.2 above; and (iii) CBSB shall not enter into any obligation in the future that would prohibit CBSB from granting the licenses set forth in Section 15.2 above.

18.3 Additional Covenants.

18.3.1 Except as otherwise set forth in this Agreement, Tercica hereby covenants to use commercially reasonable efforts to materially comply with all applicable laws and regulations in the performance of Tercica’s obligations under this Agreement.

18.3.2 Except as otherwise set forth in this Agreement, CBSB hereby covenants (i) to use commercially reasonable efforts to materially comply with all applicable laws and regulations in the performance of CBSB’s obligations under this Agreement and (ii) not to sell, assign or otherwise transfer ownership or control of the CBSB Facility and/or all or substantially all of the CBSB assets required to meet CBSB’s obligations under this Agreement without simultaneously transferring or assigning this Agreement to the same party to which control or ownership of the CBSB Facility and/or such assets is sold, assigned or otherwise transferred.

ARTICLE 19

INDEMNIFICATION

19.1 Indemnification by Tercica. Subject to and except to the extent of any indemnification from CBSB pursuant to Section 19.3 below, Tercica shall indemnify, defend and hold CBSB, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), (collectively, the “Liabilities”) to the extent such Liabilities arise out of or result from (a) any claim, lawsuit or other action or threat by a Third Party arising out of the manufacture, use, handling, distribution, marketing or sale of the Product, in any form, (b) any material breach of the representations, warranties and covenants made by Tercica under this Agreement, (c) Tercica’s grossly negligent acts or omissions or willful misconduct, and/or (d) any recall of the Product, except and to the extent arising out of or resulting from any material breach of the representations, warranties and covenants made by CBSB under this Agreement, or CBSB’s grossly negligent acts or omissions or willful misconduct.

19.2 Additional Indemnification by Tercica. Tercica shall indemnify, defend and hold CBSB, its Affiliates, and their respective directors, officers, employees and agents harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim by a Third Party that CBSB’s manufacture of Drug Substance for Tercica hereunder, to the extent such manufacture of Drug Substance hereunder is in compliance with the Manufacturing Documentation, Manufacturing Process and the Master Production Record, infringes the intellectual property rights of such Third Party.

19.3 Indemnification by CBSB. Subject to and except to the extent of any indemnification from Tercica pursuant to Section 19.1 or Section 19.2 above, CBSB shall indemnify, defend and hold Tercica, and its Affiliates, directors, officers, employees and agents harmless from and against all Liabilities to the extent such Liabilities arise out of or result from (a) any material breach of the representations and warranties made by CBSB under this Agreement or any material breach of any of the covenants made by CBSB, or (b) CBSB’s grossly negligent acts or omissions or willful misconduct.

19.4 Indemnification Procedures.

19.4.1 Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

19.4.2 Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 19.1 or Section 19.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification.

The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement does not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

19.5 Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS DISCLAIMER SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN, EXCEPT FOR LIABILITIES ARISING FROM (I) THE INTENTIONAL MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION, (II) ANY INDEMNIFICATION PROVIDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS Article 19, (III) [*], WHERE SUCH FAILURE IS A RESULT OF CBSB’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH (SO LONG AS SUCH INTENTIONAL BREACH IS NOT DUE TO A MATERIAL BREACH OF THE AGREEMENT BY TERCICA), OR (IV) TERCICA’S BREACH OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 18, WHERE SUCH BREACH IS A RESULT OF TERCICA’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL BREACH.

19.6 Limitation of Liability. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY’S LIABILITY TO THE OTHER PARTY FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE GREATER OF EITHER [*] TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR THE LIABLE PARTY AS IS ALLOWABLE UNDER APPLICABLE LAW. THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY CAUSE OF ACTION ARISING FROM (I) THE INTENTIONAL MISUSE OR MISAPPROPRIATION OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION, (II) ANY INDEMNIFICATION PROVIDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 19, (III) [*], WHERE SUCH FAILURE IS A RESULT OF CBSB’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL BREACH (SO LONG AS SUCH INTENTIONAL BREACH IS NOT DUE TO A MATERIAL BREACH OF THE AGREEMENT BY TERCICA), ), OR (IV) TERCICA’S

*	This provision is the subject of a Confidential Treatment Request.

BREACH OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 18, WHERE SUCH BREACH IS A RESULT OF TERCICA’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR INTENTIONAL BREACH.

ARTICLE 20

CONFIDENTIALITY

20.1 CBSB Confidentiality Obligations. CBSB shall not use Tercica Confidential Information except as authorized under this Agreement and shall not disclose Tercica Confidential Information to any third party other than: (i) its employees or employees of its Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties in carrying out CBSB’s obligations under this Agreement; (ii) contractors who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to provide direction to CBSB or Tercica regarding their respective obligations under this Agreement; or (iii) Regulatory Authorities that require such information in order to review a NDA for the Product or other regulatory filing.

20.2 Tercica Confidentiality Obligations. Tercica shall not use CBSB Confidential Information except as authorized under this Agreement and shall not disclose any CBSB Confidential Information to any third party other than: (i) employees, consultants, agents or contractors of Tercica or Tercica’s Affiliates who are bound by similar obligations of confidentiality and nonuse and who have a need to know such information in order to perform their duties in carrying out Tercica’s obligations under this Agreement, or in order to provide direction to Tercica regarding production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product; (ii) Regulatory Authorities that require such information in order to review a NDA for the Product or other regulatory filing; or (iii) to Third Parties in accordance with the exercise of the licenses granted to Tercica under Article 15.

20.3 Responsibility for Compliance with Confidentiality and Nonuse Obligations. Each Party shall be responsible for any intentional misuse or misappropriation, by such Party, its Affiliates, or the employees, consultants, agents or contractors of such Party or such Party’s Affiliates, of the other Party’s Confidential Information.

20.4 Terms of Agreement. Except for any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations (including the rules and regulations of any national stock exchange on which such Party’s securities are traded) or disclosure to a Party’s employees, consultants, advisors, agents, contractors, partners, potential partners, potential acquirors, investors or potential investors under reasonable conditions of confidentiality, neither Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement.

20.5 Exclusions. The obligations of confidentiality and nonuse set forth in Section 20.1 and Section 20.2 shall not apply to any information that: (i) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault of the recipient, its Affiliates or agents; (ii) becomes available to the recipient from a Third Party which is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from the disclosing Party; (iii) was developed by the recipient independently of information obtained from the disclosing Party as evidenced by written records; (iv) was already known to the recipient before receipt from the disclosing Party, as shown by its prior written records, provided that such information was not acquired directly or indirectly from the disclosing Party; or (v) is released with the prior written consent of the Party that had originally disclosed such information to the other Party hereunder. In determining whether or not the disclosing Party’s Confidential Information has entered the public domain, the obligations of confidentiality shall no longer apply to only that portion of said Confidential Information that has become public, and portions remaining confidential shall retain their status as Confidential Information. Any and all information disclosed by the Parties under the Start-Up Agreement or the Confidential Agreement shall be deemed to have been first disclosed under this Agreement.

20.6 Notification of Mandatory Disclosure.

20.6.1 Notification and Consultation. In the event that a Party (in such case, the “Notifying Party”) believes it is required by applicable statute or regulation (including the rules and regulations of any national stock exchange on which such Party’s securities are traded), or by judicial or administrative process to disclose any part of the other Party’s (in such case, the “Notified Party”) Confidential Information which is disclosed to it under this Agreement, the Notifying Party shall (1) promptly notify the Notified Party of each such requirement and identify the documents so required thereby, so that the Notified Party may seek an appropriate protective order or other remedy and/or waive compliance by the Notifying Party with the provisions of this Agreement, and (2) consult with the Notified Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

20.6.2 Limited Disclosure. If, in the absence of such a protective order or such a waiver by the Notified Party of the provisions of this Agreement, the Notifying Party is nonetheless required by mandatory applicable law to disclose any part of the Notified Party’s Confidential Information which is disclosed to it under this Agreement, the Notifying Party may disclose such Confidential Information without liability under this Agreement, except that the Notifying Party shall furnish only that portion of the Confidential Information which is legally required.

20.7 No Licenses. Except as expressly provided in Article 15 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise.

20.8 Maintenance of Confidentiality. Each Party shall use reasonable and customary precautions to safeguard the other Party’s Confidential Information, including ensuring that all employees, consultants, agents or contractors who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have contractual confidentiality and nonuse obligations that are at least as restrictive as those contained in this Agreement.

20.9 Nonuse Obligations. Tercica Confidential Information shall not be utilized by CBSB for any purpose other than performing its obligations under this Agreement without first obtaining Tercica’s prior written consent to each such utilization. CBSB Confidential Information shall not be utilized by Tercica except as set forth in this Agreement (including, without limitation, in connection with the exercise of licensed rights granted to Tercica under Article 15) or as necessary to meet Regulatory Requirements related to the Product, without first obtaining CBSB’s prior written consent to each such utilization.

20.10 Equitable Relief. Each Party agrees that (i) the other Party and their respective Affiliates would be irreparably injured by a material breach of the confidentiality and nonuse provisions of this Agreement by the breaching Party or by its employees or the employees of its Affiliates, consultants, agents or contractors, (ii) that monetary remedies would be inadequate to protect the other Party against any actual or threatened material breach of the provisions of this Article 20 by the breaching Party or by its employees or the employees of its Affiliates, consultants, agents or contractors, and, (iii) without prejudice to any other rights and remedies otherwise available to the other Party, the breaching Party agrees, upon proof of any such actual or threatened material breach, to the granting of equitable relief, including injunctive relief and specific performance, in the other Party’s favor without proof of actual damages. It is further understood and agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

20.11 Termination of Certain Prior Agreements and the Start-Up Agreement. This Agreement supersedes in its entirety (a) the Confidential Agreement and (b) the Start-Up Agreement. All Confidential Information (as defined in such Confidential Disclosure Agreement and the Start-Up Agreement), exchanged between the Parties under such agreements shall be deemed Confidential Information under this Agreement (either Tercica Confidential Information or CBSB Confidential Information, as the context requires) and shall be subject to the terms of this Agreement.

20.12 No Disclosure of Unrelated Information. Neither Party shall disclose confidential information to the other Party that is not reasonably necessary for performance of a Party’s obligations under this Agreement, including but not limited to manufacturing processes for other products, marketing plans and clinical development plans. Notwithstanding the foregoing, nothing in this provision shall limit the confidentiality and non-use obligations and rights herein.

ARTICLE 21

PRESS RELEASES; USE OF NAMES

21.1 Press Releases. The Parties agree that the initial public announcement of the execution of this Agreement shall be in the form of a mutual press release to be agreed upon by the Parties;

provided, that the Parties shall mutually agree on the timing of such public announcement. After such press release is published, each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section 21.1 shall not apply to any disclosure as is deemed necessary, in the reasonable judgment of the responsible Party, to comply with national, federal or state laws or regulations (including the rules and regulations of any national stock exchange on which such Party’s securities are traded).

21.2 Use of Names. Neither Party shall make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.

ARTICLE 22

TERM; TERMINATION

22.1 Term; Option to Extend. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until December 31, 2008. The Parties may, by mutual written agreement, extend the Term of this Agreement for an additional period of time.

22.2 Termination. This Agreement may be terminated prior to the end of the Term as follows:

22.2.1 CBSB Material Breach. This Agreement may be terminated in its entirety by Tercica upon written notice thereof to CBSB in the event of a material breach by CBSB which is not cured within ninety (90) days (or if such breach cannot be cured within ninety (90) days, such other period of time as the Parties may mutually agree upon in writing) after receipt of written notice from Tercica to CBSB, specifying in reasonable detail the nature of such breach. In the event such breach is not cured within such cure period, this Agreement shall terminate as set forth in Tercica’s notice of breach and in accordance with the terms of this Article 22; provided, however, that this Agreement shall not be terminated prior to the end of such cure period.

22.2.2 Tercica Material Breach. This Agreement may be terminated by CBSB upon written notice thereof to Tercica in the event of a material breach by Tercica that is not cured within ninety (90) days (or such other period of time as the Parties mutually agree upon in writing) from written notice to Tercica specifying in reasonable detail the nature of such breach. In the event such breach is not cured within such cure period, this Agreement shall terminate as set forth in CBSB’s notice of breach and in accordance with the terms of this Article 22; provided, however, that this Agreement shall not be terminated prior to the end of such cure period.

22.2.3 Force Majeure; No-Fault Termination. Either Party shall have the right to terminate this Agreement, upon providing written notice thereof to the other Party, such termination to be effective thirty (30) days from the effective date of such notice if, as a result of a Force Majeure Event, a Party is unable fully to perform its obligations under this Agreement for any consecutive period of one hundred and twenty (120) days, unless the Parties mutually agree in writing upon a shorter time period.

22.2.4 Failure to Obtain Regulatory Approval. This Agreement may be terminated in its entirety by Tercica, in its sole discretion, upon at least thirty (30) days’ prior written notice to CBSB as follows: (i) in the event that the Regulatory Requirements for the manufacture of Drug Substance at the CBSB Facility are rejected or violated; (ii) in the event that that the Regulatory Filing is rejected; (iii) if either Party receives information from a Regulatory Authority that indicates that approval of a Regulatory Filing is highly unlikely; or (iv) Tercica irrevocably withdraws the Regulatory Filing. Notwithstanding the foregoing, however, Tercica may not issue a termination notice pursuant to this Section 22.2.4 after the Regulatory Filing has been approved or after the Regulatory Requirements for the manufacture of Drug Substance at the CBSB Facility have been received. Tercica may exercise its termination rights under this Section 22.2.4 so long as Tercica has not acted in bad faith to materially and adversely affect the critical path to approval of the Regulatory Filing.

22.2.5 Insolvency. Either Party may terminate this Agreement upon notice to the other Party, (i) upon the institution by or against that other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts, which proceedings are not dismissed within sixty (60) days, (ii) upon that other Party making a general assignment for the benefit of creditors, or (iii) upon that other Party’s dissolution or cessation of business. All rights and licenses granted to pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses to rights of “intellectual property” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if CBSB is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of CBSB, or CBSB as a debtor in possession, rightfully elects to reject this Agreement, Tercica may, pursuant to Sections 365(n)(1) and (2) of the Bankruptcy Code, retain any and all of Tercica’s rights hereunder, to the maximum extent permitted by law.

22.2.6 Failure to Establish the Manufacturing Process. This Agreement may be terminated in its entirety by mutual written agreement of the Parties in the event that CBSB is unable to establish a Manufacturing Process in accordance with Section 2.1.1, despite the use of commercially reasonable efforts to do so.

22.3 Consequences of Termination.

22.3.1 Payment of Amounts Due; Cumulative Remedies. Expiration or termination of this Agreement for any reason shall not exempt any Party from paying to any other Party any amounts owing to such Party at the time of such expiration or termination. Except as expressly stated otherwise herein, remedies under this Agreement are cumulative, and nothing in this Agreement shall prevent any Party, in the case of a material breach (after expiration of applicable cure period and notice periods), from terminating this Agreement and seeking to enforce its rights under this Agreement.

22.3.2 Termination of Runs.

(i) Upon termination of this Agreement in its entirety by Tercica pursuant to Section 22.2.1 (CBSB Material Breach), Tercica may, in its discretion, cancel, in whole or in part, any Runs that were scheduled to be initiated on or after the effective date of such termination. Likewise, upon termination of this Agreement in its entirety by CBSB pursuant to Section 22.2.2 (Tercica Material Breach), CBSB may, in its discretion, cancel, in whole or in part, any Runs that were scheduled to be initiated on or after the effective date of such termination. Runs that are in process and at least in the refolding stage as of the effective date of any such termination shall not be cancelled without the mutual agreement of the Parties, and the Agreement shall continue to survive with respect to those in-process Runs. Drug Substance that has been fully manufactured as of the date of such termination, but for which Quality Review and Approval has not been completed, shall remain subject to the terms of this Agreement, and the Agreement shall continue to survive with respect to such Drug Substance.

(ii) Upon the issuance of a notice of termination of this Agreement pursuant to Section 22.2.3 (Force Majeure; No Fault Termination), Section 22.2.4 (Failure to Obtain Regulatory Approval) and Section 22.2.5 (Insolvency) hereof, any Runs that were scheduled to be initiated after the effective date of such termination shall be automatically cancelled. Runs that are in process and at least in the refolding stage on the date on which the notice of termination was issued shall not be cancelled without the mutual agreement of the Parties, and the Agreement shall continue to survive with respect to those in-process Runs. Drug Substance that has been fully-manufactured as of the date of termination, but for which Quality Review and Approval has not been completed, shall remain subject to the terms of this Agreement, and the Agreement shall continue to survive with respect to such Drug Substance.

22.3.3 Raw Materials, Consumables and Resins. Upon expiration of this Agreement or termination of this Agreement pursuant to Section 22.2.1 (CBSB Material Breach), Tercica may elect (but shall have no obligation) to purchase from CBSB, at CBSB’s actual cost, all remaining usable Raw Materials, Consumables and Resins acquired and paid for by CBSB for the manufacture of Drug Substance under this Agreement. Upon termination of this Agreement pursuant to Section 22.2.2 (Tercica Material Breach), Section 22.2.3 (Force Majeure; No Fault Termination) Section 22.2.4 (Failure to Obtain Regulatory Approval), Section 22.2.5 (Insolvency) or Section 22.2.6 (Failure to Establish the Manufacturing Process) hereof, Tercica shall purchase from CBSB, at CBSB’s Acquisition Cost, all remaining usable Raw Materials, Consumables and Resins acquired and paid for by CBSB for the manufacture of Drug Substance under this Agreement; provided, however, that Tercica shall not be obligated to purchase an amount of such Raw Materials, Consumables and Resins in excess of the amount reasonably necessary to fulfill the outstanding Firm Orders and the binding portions of the Semi-Binding Orders for Drug Substance that are outstanding at the time of such termination plus a reasonable safety stock or as otherwise agreed to by the Parties; and provided, further, that as of the date of receipt of the termination notice, CBSB shall place no further orders for Raw Materials, Consumables and Resins except as may be necessary for completion of any portion of CBSB’s services hereunder that are not immediately terminated.

22.3.4 Return of Materials and of Tercica Confidential Information; Transfer of Equipment. Upon expiration or termination of this Agreement, unless otherwise directed by Tercica, CBSB shall promptly at Tercica’s sole cost and expense (i) return or, at Tercica’s election, destroy all quantities of the Cell Line, Master Cell Bank, and Working Cell Bank received by CBSB under this Agreement, the Project Scope or the Quality Agreement, with any such destruction to be certified in writing to Tercica by an authorized CBSB officer, (ii) return all Tercica Confidential Information to Tercica, except for a single copy and/or sample which may be retained for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement, and (iii) return to Tercica all retention and reserve samples being held by CBSB, provided that CBSB may retain one set of such samples for documentation purposes only. In addition, CBSB shall transfer all Equipment, for which Tercica has reimbursed CBSB for the Acquisition Cost, to Tercica within sixty (60) days of expiration or termination of this Agreement. If any Tercica owned property (Equipment, Product, Raw Materials, etc.) remains at the CBSB Facility for a period longer than ninety (90) after expiration or termination of this Agreement, Tercica shall pay for such storage as Additional Services in accordance with the applicable Project Rates.

22.3.5 Return of CBSB Confidential Information. Upon expiration or termination of this Agreement, Tercica shall promptly return all CBSB Confidential Information to CBSB, except for a reasonable number of copies to be retained by Tercica to exercise its rights under Section 15.2, but which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

22.3.6 Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

22.4 Equitable Relief. CBSB agrees that (i) Tercica and its Affiliates would be irreparably injured by CBSB’s failure to meet a Drug Substance Commitment for a given calendar year or to deliver a Firm Order by the applicable Delivery Date, where such failure is a result of CBSB’s gross negligence, willful misconduct or intentional breach (so long as such intentional breach is not due to a material breach of the Agreement by Tercica), (ii) monetary remedies would be inadequate to protect Tercica against any actual or threatened failure by CBSB to meet a Drug Substance Commitment or to deliver a Firm Order by the applicable Delivery Date, where such failure is a result of CBSB’s gross negligence, willful misconduct or intentional breach (so long as such intentional breach is not due to a material breach of the Agreement by Tercica), and (iii) without prejudice to any other rights and remedies otherwise available to Tercica, CBSB agrees, upon proof of any such actual or threatened material breach, to the granting of equitable relief, including injunctive relief and specific performance, in Tercica’s favor without proof of actual damages. It is further understood and agreed that no failure or delay by Tercica in exercising any right, power or privilege under this Section 22.4 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

22.5 Surviving Rights. Article 1, Section 4.8 (only with respect to hazards that may exist or handling of materials which may take place after the termination date), Article 7 (only with respect to work in progress as of the termination date), Article 8 (only with respect to invoices unpaid as of the termination date or issued thereafter for work in progress as of the termination date), Article 11, Article 13, Article 14, Article 15, Article 16, Article 17, Article 19, Article 20, Section 22.3, Section 22.5, Article 23 and Article 25 and the rights and obligations contained therein shall survive the termination or expiration of this Agreement.

ARTICLE 23

FORCE MAJEURE

23.1 Effects of Force Majeure. No Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, an infectious virus which cannot be detected by testing and which causes a shutdown for a substantial period of a large portion of the CBSB Facility due to contamination despite commercially reasonable efforts by CBSB to prevent such occurrence, prevention from or hindrance in obtaining energy or other utilities, a market-wide shortage of Raw Materials, Resins, Consumables or other necessary components, labor disputes (excluding any disputes that may arise at CBSB) of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.

23.2 Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable and to give the other Party prompt written notice when it is again fully able to perform such obligations.

23.3 Termination. This Agreement may be terminated as a result of a Force Majeure Event in accordance with Section 22.2.3 hereof.

ARTICLE 24

ASSIGNMENT; TRANSFER

24.1 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, Tercica may assign its interest under this Agreement, without the prior written consent of the CBSB, (a) to an Affiliate or (b) to a successor of Tercica’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and restrictions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

24.2 Restrictions on Transfer. CBSB shall not transfer ownership or control of either (i) the CBSB Facility or (ii) all or substantially all of the assets of CBSB to an Affiliate or a Third Party without CBSB first securing that Affiliate or Third Party’s written agreement to assume all of CBSB’s rights and obligations under this Agreement and CBSB providing such written agreement to Tercica in advance of such transfer.

ARTICLE 25

MISCELLANEOUS

25.1 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Parties set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement, other than a termination notice pursuant to Article 22, shall be the date of receipt by the receiving Party.

Cambrex Bio Science Baltimore, Inc.

5901 E. Lombard St.

Baltimore, MD 21224

Fax: (410) 563-9206

With a copy to:

Shelly Upton

Corporate Counsel

Cambrex Corporation

5901 E. Lombard St.

Baltimore, MD 21224

Fax: (410) 563-9206

Tercica Medica, Inc.

Attn: Chief Financial Officer

651 Gateway Blvd., Suite 950

South San Francisco, CA 94080

Fax: (650) 624-4940

25.2 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal substantive laws of the State of New York            , without reference to the choice of law doctrine of such state.

25.3 Headings. All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

25.4 Exhibits. All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

25.5 Severability. Each Party hereby expressly agrees that (i) it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; (ii) that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

25.6 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall hold itself out to Third Parties as purporting to act on behalf of, or serving as the agent of, the other Party.

25.7 Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

25.8 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

25.9 Entirety; Amendments. This Agreement, including any exhibits attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof (i.e., purchase and supply of cGMP manufacturing services for Drug Substance), and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein. This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.

25.10 Preference. Unless otherwise specifically provided for in the Quality Agreement and/or the Project Scope, the terms of this Agreement shall prevail in the event of a conflict between this Agreement and any such Exhibits.

[the remainder of this page intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

TERCICA MEDICA, INC.

By:	/s/ Howard Moore
Name: Howard Moore
Title: Executive Vice President

CAMBREX BIO SCIENCE BALTIMORE, INC.

By:	/s/ Thomas M. Ross
Name: Thomas M. Ross
Title: Vice President, Commercial Development

[*]

*	This provision is the subject of a Confidential Treatment Request.

Exhibit A

Project Scope

ALL INFORMATION CONTAINED IN THE PROJECT SCOPE (INCLUDING COST ESTIMATES, TIMELINE ESTIMATES, PROJECT INFORMATION AND DELIVERABLES) IS BASED AND CONDITIONED UPON INFORMATION SUPPLIED BY AND REPRESENTED BY TERCICA.

Key Assumptions underlying this Project Scope (not all-inclusive):

•	Switch from [*] is successful

•	[*]

•	[*]

•	Minimal estimated production set-up cost and times have been incorporated

1.0 Scope of Work

CBSB will perform the following related to scale-up and cGMP manufacture of IGF-I:

1.1 Technology Transfer

Technology transfer for this project involves the challenge of transferring and implementing a process that was last performed [*] at Genentech. Addressing this challenge requires a team effort combined with experience in performing such Third-Party transfers. CBSB’s core competency is in transfer and implementation of E. coli production processes and CBSB has a proven track record in Third Party technology transfers.

CBSB’s approach to technology transfer consists of the following key areas:

1. Information transfer and evaluation (including document transfer and assay transfer)

2. Process evaluation/transfer at scale

2.1.1 Document Transfer & Data Evaluation

Tercica and Genentech will share product-related relevant information and documentation including batch records, assay documents, process development information and raw material information early in the technology transfer phase. CBSB will receive documentation from Tercica and distribute it to CBSB’s team for evaluation, to generate relevant data and document summaries. The information will provide the basis to initiate process modification and equipment

*	This provision is the subject of a Confidential Treatment Request.

and raw material procurement activities. CBSB may request additional information from Tercica. Process and equipment information relevant to validation will be provided by Tercica and summarized to assess the extent of additional further studies.

2.1.2 Assay Transfer

Tercica identified RP-HPLC as the key assay for product quantitation and product purity estimation. This method and additional assays (see included Gantt chart) will be transferred first to enable initiation of the process transfer and Scale-Up Runs. The scope of this transfer will be limited to demonstration of the assay adequate for use in process evaluation/development and will not involve the use of controlled documents.

2.1.3 Process Evaluation/Transfer At Scale

The current process was implemented successfully at Genentech. While modifications to the process have been suggested by Genentech, CBSB will execute the current process at the 10 L scale to establish the performance characteristics. These development runs will enable CBSB to understand the process technology and assay methodologies. Process development batch records will be generated to execute the process and capture data from these runs. These runs will provide a basis for evaluating the status of the process technology developed by Genentech.

2.2 Preparation of Working Cell Banks

CBSB will prepare a Working Cell Bank for the recombinant strain from the existing Master Cell Bank provided by Tercica. The Master Cell Bank will be tested for viability, bacteriophage, purity and ID prior to use at CBSB. The Working Cell Bank will be prepared adhering to cGMP in the classified areas. A Master Production Record for cell-banking will be prepared and provided to Tercica for approval prior to execution. The prepared cell banks will be tested for purity, ID, plasmid stability, plasmid sequence, bacteriophage, viability, and other relevant tests. Tests not currently performed at CBSB will be outsourced and charged to Tercica. CBSB will maintain sufficient Working Cell Bank required for production activities; the remaining cell banks will be shipped to Tercica or its repository.

2.3 Process Modifications/Improvements

Tercica has indicated that some process steps will require modification to enable implementation at CBSB in a feasible, safe and economical manner. Modifications indicated in Tercica’s request for proposal include:

•	Modifications to the refold buffers

•	Alternate method for clarification of the refolded IGF-I

•	Modifications to the capture column buffers

*	This provision is the subject of a Confidential Treatment Request.

•	Modifications to the [*] column buffers

Tercica will provide development data that supports these changes:

•	Solubilization of IGF-I in the fermenter (uniformity of NaOH mixing)

•	Efficiency of light phase separation and recovery

•	Efficiency of IGF-I pellet collection

Tercica has suggested that the [*] step be scaled-up to minimize the number of cycles through the column. Tercica will provide process development data that supports these changes.

CBSB will implement the requested process modifications at the [*] scale and suggest additional areas for improvement/modifications to enable reliable scale-up and implementation for commercial manufacture. Upon preliminary evaluation of the process to date, CBSB recommends improvement in the following areas:

•	Conversion of gradient elutions to step elutions

•	Absorbance-based fraction pooling vs. RP-HPLC based column pooling

•	Alternate method for cell solubilization for improved uniform mixing

•	Room temperature operations for chromatography steps

•	Additional modifications necessary to accommodate equipment/facility logistics at CBSB

Data available from Genentech will be evaluated to assess if any of the above changes will significantly impact Product quality and quantity as well as the cost lf the project.

Process modifications will be implemented at the [*] scale. If the modifications provide comparable Product quantity and quality, the fully-integrated process will be executed at the [*] scale with the modifications to demonstrate the effectiveness of the process.

2.4 Process Demonstration at Scale/Scale-Up Runs

CBSB strongly recommends full scale upstream process Runs early in the technology transfer phase to reduce scale-up surprises common in Third Party transfers when the process is not currently being executed. These Scale-Up Runs will provide a clear understanding of the equipment and process issues, including yields and purity, that can be expected from the process. Tercica and CBSB will use this data to determine the extent of process modifications required, the production schedule and Equipment requirements early in the project.

Process intermediates produced during these Scale-Up upstream process Runs will be used for process validation studies which will enable consistent starting material for these studies. The upstream material will be purified at a smaller scale through the downstream steps to confirm process performance. This strategy also removes demonstration runs from the critical path in the project schedule.

2.5 Process Validation Studies

*	This provision is the subject of a Confidential Treatment Request.

Process validation studies are critical to establish specifications to be included in the process validation protocols. Tercica has indicated that Genentech has historical data on the process, including parameter ranges. As part of the technology transfer, such data will be compiled to assess the extent of further validation studies to be performed to support regulatory filings. The general approach to performing process validation studies will include:

•	Critical process variable characterization

•	In-process hold time validation

•	Impurities removal

•	Materials compatibility

•	Cleaning validation

In addition, process step-specific validation studies will be performed. For example, in the chromatography step:

•	Resin sanitization/regeneration/cleaning efficacy

•	Resin storage solutions

•	Carry-over studies (product/impurities)

•	Dynamic binding capacity/loading studies

•	Column life cycle studies

A robust small scale model for process and Equipment will be established by performing these process validation studies. The Scale-Up upstream process Runs will provide process intermediates needed for the downstream process validation studies, which will more accurately represent the process performance at scale, adding value to the process validation package.

CBSB’s validation team will work with production, process development and quality control groups in generating a master validation plan for the project that includes both process and Equipment validation. The validation protocol for the process will be detailed and executed during the Conformance Lots. Specifications for the process parameters will be generated through the process validation studies (discussed above). The protocols will be reviewed and approved by CBSB and Tercica prior to execution.

A validation report detailing the results will be generated to support Tercica’s Regulatory Filings. The validation report will include data from the specific process validation studies (e.g. resin life time studies, loading studies, cleaning studies).

The estimated timeline provided for these activities assumes some preliminary data from Genentech but will include most of the key studies to be performed for each process step.

2.6 Stability Testing

A stability plan will be developed before the stability study proceeds. Actual testing requirements and degradation products will be determined by performing a [*] this assumes all Product assays are developed and transferred. Based on the results of the [*] study, critical test(s) will be identified for application in the stability study. Acceptance criteria, testing intervals, and the appropriate statistical model by which to evaluate data will be established based on ICH guidelines, quality control, quality assurance, and Tercica input. A stability study will be designed to address all key variables. CBSB will purchase and validate four (4) environmental chambers for use in the execution of this study. These chambers will be considered Equipment. The study will run for five (5) years.

2.7 Pre-production activities

2.7.1 Documentation

The document preparation strategy involves two iterations of comprehensive review to ensure high quality, detailed documentation that enables error-free execution. The documents are reviewed and approved by quality control, production and process development groups, as well as engineering and validation groups as required, to ensure accuracy. CBSB will provide Tercica with the Master Production Record and other critical process related documentation for review and approval. CBSB will prepare Master Production Records and other procedures, including:

•	Equipment assembly procedures

•	Cleaning procedures (e.g. Equipment, columns, membranes)

•	Buffer preparation procedures

•	Column packing & testing procedures

A complete set of procedures will be prepared for assembly, operation, maintenance, cleaning, and calibration of new Equipment procured for Tercica. The extent of resources/labor required is not included in the cost estimate as the specifics of the kind and quantity of Equipment required will be more fully defined during the technology transfer phase.

2.7.2 Continued Assay Transfer and Qualification

Tercica has provided a list of assays that are to be implemented for in-process, release and stability testing. CBSB will transfer and qualify assays during the pre-production phase of the project to establish equivalency between prior and current implementation. Tercica will provide detailed assay information, data, and samples of process intermediates and reference standards to enable establishment of assay equivalency and comparability.

*	This provision is the subject of a Confidential Treatment Request.

CBSB’s quality control department provides testing services. If Tercica requires assays which are not currently provided by CBSB, CBSB will outsource such assays with Tercica’s approval. CBSB will coordinate set-up, audit and review of assay methods at the testing lab. CBSB has an established system for sample shipment, data compilation and analysis of outsourced testing.

Additional development activities for assays are not included in the cost estimate and will be more fully defined during the technology transfer phase.

2.7.3 Assay Validation

CBSB and Tercica will develop an assay validation plan, comprising a list and details of all assays to be validated. Details regarding the parameters for validation and extent of validation will be established in the validation plan during the technology transfer phase. Validation protocols will be prepared and executed for the individual assays and the validation report will be generated.

The current estimate assumes that all assays required for process validation and final Quality Review and Approval will be validated by CBSB.

2.7.4 Raw Material, Resin and Filter, and Consumables Procurement

CBSB will use its approved system for procurement, testing and release of Raw Materials, Resins and Filters, and Consumables for Commercial Production. CBSB will generate a list of Raw Materials, Resins and Filters, and Consumables including vendor information, testing requirements, testing labs, sample size, and package sizes during the technology transfer phase. Raw Material Specifications and testing methods will be written for each Raw Material, Resin and Filter, and Consumable.

Tercica has indicated that Raw Material, Resin and Filter, and Consumables testing labs must be established. If Tercica requires testing that is not provided by CBSB’s quality control department, CBSB will identify and audit testing lab(s) and transfer testing methods. CBSB minimally requires ID testing on raw materials for clinical production and additional testing for commercial production. The extent and scope of testing will be established during the technology transfer phase. During Commercial Production, Tercica-specific customized databases may be established to track and maintain Raw Material, Resin and Filter, and Consumable inventory and status.

Tercica will authorize CBSB to order Raw Materials, Resins and Filters, and Consumables in accordance with the bill of materials sufficient for technology transfer work through Commercial Production, prior to the purchase of such Raw Materials, Resins and Filters, and Consumables. CBSB will pass the savings based on CBSB’s negotiated prices to Tercica.

Tercica will reimburse CBSB for all costs or expenses approved by Tercica, including freight and any applicable sales taxes associated with CBSB’s purchase of Raw Materials, Resins and Filter, and Consumables.

2.8 Vendor Qualification

All Raw Material and Resins and Filters suppliers will be qualified in accordance with CBSB policies and procedures as well as Tercica’s requirements. A minimum of [*] lots of each Raw Material and Resins and Filters will be tested in accordance with the USP-NF monograph where applicable. Materials not described in the USP-NF will be tested in accordance with Tercica’s requirements and quality control recommendations. Annual re-qualification will be performed.

2.9 Reference Material Preparation and Characterization

Product from the Clinical Runs will be used to establish a new lot of reference material. This material will be characterized and qualified according to a protocol developed by both Parties. All test results will be evaluated against current existing reference standard material.

2.10 Equipment Design, Procurement, & Validation

Genentech’s process for IGF-I manufacture requires certain equipment, including a preparative scale HPLC skid, large scale TFF systems, temperature controlled chromatography columns and equipment, large refolding tanks and other equipment. Working with Tercica and Genentech, refolding tanks and other equipment will be designed to meet the needs of the process,. CBSB has experience designing and procuring refolding tanks and TFF systems.

CBSB has a dedicated validation team to address Equipment validation needs. Validation protocols will be generated for installation qualification, operational qualification and performance qualification and executed. Cleaning validation will be performed after cleaning validation studies are performed on the new Equipment. Existing equipment validation data will be reviewed to assess whether additional validation is required to meet project needs.

CBSB has identified new Equipment that may be required to run the process. The longest lead-time is approximately six (6) months. Equipment needs will be clarified through discussions between Tercica and CBSB during the technology transfer phase.

*	This provision is the subject of a Confidential Treatment Request.

Anticipated New Equipment

[[*]	[*]	[*]	[*]	[*]
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Tercica will reimburse CBSB for all costs and expenses of new Equipment that have been approved in writing by Tercica prior to the purchase of such Equipment, including freight and any applicable sales taxes associated with the purchase of such Equipment.

2.11 Production Strategy

*	This provision is the subject of a Confidential Treatment Request.

Genentech developed and implemented production of IGF-1 at [*] for the upstream steps and [*] for the refolding and purification steps. Analysis of the production process indicates that the purification is in the critical path with respect to determining cycle time for the production process. Specifically, the preparative HPLC step (currently at 10 L scale) can be scaled to approximately [*].

The Drug Substance Commitments for [*] can be met at the [*] operation at the CBSB Facility. CBSB has expansion plans to build a large scale manufacturing suite in the green field site adjacent to its existing facility [*]. This suite could meet the Drug Substance Commitment for [*]. CBSB values the opportunity to form long-term strategic relationships with clients and welcomes Tercica’s input on the facility design. It is anticipated that the expansion could have a significant impact on process efficiency and cycle times. CBSB anticipates the scale of operation for upstream activities to be between [*] and the downstream activities to be between [*]. Several options and strategies exist to implement the process and will evolve through discussions with Tercica and Genentech.

2.12 Production Logistics at the [*] Scale

Preliminary analysis of the production process indicates that the process fits the CBSB Facility, and CBSB’s current equipment and space infrastructure. Preliminary floor plans and space plans have been evolved around the process to show that the existing and new process equipment will functionally and spatially fit into the existing facility. Utility and other process requirements have been evaluated and match the available capacity. The inherent flexibility built into the design of CBSB’s manufacturing suites enables customization of the equipment and facility to match the production process. For example, the modular design of the Clestra Panels allows installation of new Equipment (refolding tanks, TFF systems, etc) consistent with utility and facility support systems.

Preliminary process flow analysis with equipment and tank requirements has been performed. The analysis shows that other than the equipment indicated in the “Equipment Procurement” section, no other large equipment is necessary. Adjacency of the upstream and downstream production areas will allow for direct transfer of clarified refolded solution into the recovery column, obviating the need for additional holding tanks. CBSB has performed purification steps at the scales required for the process. A chromatography skid that can deliver up to 8L/min flow rate may be available for the project. Laminar flow hoods and other equipment required for bulk filtration and filling are available for the project.

[*]

2.13 Engineering Runs and Clinical Runs

Tercica has requested that [*] of Product be produced prior to the Conformance Lots. CBSB proposes to rearrange the sequence of activities to accommodate the Clinical Runs in

*	This provision is the subject of a Confidential Treatment Request.

2003. The critical path items to initiate Clinical Runs include, technology transfer, assay transfer and qualification, pre-production activities and does not require completion of assay validation and process validation studies.

Engineering Runs will be performed to refine the Master Production Record and fine-tune process parameters at scale. The Engineering Runs will be performed with draft Master Production Records that include all the details required in a cGMP document. The documents will not be formally reviewed and approved by quality assurance as the resultant Product will not be useable in humans, but will be thoroughly reviewed for content to enable modifications required for Clinical Runs. It is anticipated that a minimum of two (2) Runs will be required, with adequate time for document modifications before the initiation of the Clinical Run(s).

It is anticipated that the [*] can be produced in one (1) Clinical run as the expected yield [*]. Additional Clinical Runs can be performed if the yields are less than expected and/or additional Product is requested by Tercica.

The Engineering Runs and the Clinical Runs will enhance process understanding and will ensure better performance during the Conformance Lots.

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
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[*]

*	This provision is the subject of a Confidential Treatment Request.

Exhibit B

Project Schedule and Budget

ALL COST AND TIMELINE INFORMATION PROVIDED IS AN ESTIMATE BASED UPON THE INFORMATION AVAILABLE AT THE TIME. THESE ESTIMATES ARE SUBJECT TO CHANGE, AS MORE INFORMATION IS DEVELOPED/DISCOVERED AND/OR IF THE PROJECT SCOPE CHANGES. COST ESTIMATES LISTED HEREIN ARE NOT FIXED COSTS FOR THE PROJECT AND ARE NOT TO BE CONSTRUED AS SUCH. ALL INFORMATION CONTAINED IN THE PROJECT SCOPE (INCLUDING COST ESTIMATES, TIMELINE ESTIMATES, PROJECT INFORMATION AND DELIVERABLES) IS BASED AND CONDITIONED UPON INFORMATION SUPPLIED BY AND REPRESENTED BY TERCICA.

Activities, Estimated Timelines, and Estimated Costs

Estimated Costs and activities are included in the enclosed Gantt chart

A.	Total Estimated Project Time:

[*] Quality Review and Approval of Clinical Batches

[*] Quality Review and Approval of Conformance Batches

[*] Quality Review and Approval of [*] Commercial Runs

[*] Quality Review and Approval of [*] Commercial Runs

Note: Total Estimated Cost of [*] does not include cost of Commercial Production, as the [*] is not definable at this time.

B.	Assumptions for timeline estimate

•	Raw Materials, Resins and Consumables are released on ID and appearance only.

•	Costs for Raw Materials, Resins and Consumables, and testing are not included.

•	Equipment costs are not included.

•	Identification and purity assays on cell banks are performed in-house and are included in the above cost.

•	No hourly overage for production (up to [*] are included As part of the monthly Suite Rate).

•	[*].

•	Set-up costs and change over times have been set to a minimum.

•	Process validation estimates are generic and do not include required testing.

*	This provision is the subject of a Confidential Treatment Request.

•	Switch from [*] is successful

•	Batch time reflects [*] cycle time.

*	This provision is the subject of a Confidential Treatment Request.

[*]

*	This provision is the subject of a Confidential Treatment Request.

[*]

*	This provision is the subject of a Confidential Treatment Request.

[*]

*	This provision is the subject of a Confidential Treatment Request.

[*]

*	This provision is the subject of a Confidential Treatment Request.

Exhibit C

[*]

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*	This provision is the subject of a Confidential Treatment Request.

Exhibit D

Quality Agreement

This Quality Agreement (the “Agreement”) is a required and integral part of the Manufacturing Services Agreement for IGF-I Drug Substance between Tercica Medica, Inc. (“Tercica”) and Cambrex Bio Science Baltimore, Inc. (“CBSB”)(each a “Party” and together the “Parties”). This Agreement is effective upon final signature by the Parties (the “Effective Date”) and will be updated as needed, and reviewed biennially.

The parties hereto have each caused this Agreement to be executed by their duly-authorized representatives on the date and year hereinafter set forth.

Tercica		CBSB

By:		By:
(Signature)
(Signature)

(Print or Type Name) (Print or Type Name)

(Print or Type Title) (Print or Type Title)

Date:		Date:

Quality Agreement

1.	Purpose of the Quality Agreement		4

2.	Quality Agreement Specific Information		4

	2.1	Term and Termination	4
	2.2	Representatives	4

3.	Abbreviations and Definitions of Terms		5

	3.1	Abbreviations	5
	3.2	Definitions of Terms	6

4.	Document Retention		11

5.	Quality Responsibility		12

6.	Change Control		12

	6.1	Master Production Records	12
	6.2	Testing and Sampling Specifications	13
	6.3	Packaging and Labeling Specifications	13
	6.4	Specification Approval	13
	6.5	Facility Changeover	13
	6.6	Documentation Distribution	13
	6.7	Compendial Compliance	12
	6.8	Regulatory Filing Requirements	12
	6.9	Annual Update Requirements	12

7.	Materials		12
	7.1	Third Party Controlled Material (if applicable)	13
	7.2	Printed Material (if applicable)	13

8.	Drug Substance Specifications		13

9.	Manufacture of the Drug Substance		14

10.	Testing of the Drug Substance		14

11.	Notification and Approval of Deviations and Failures		15

	11.1	Deviations	15
	11.2	Failures	15

2

12.	Quality Review and Approval and Shipment of the Drug Substance	16

13.	Retained Samples of the Drug Substance	16

14.	Storage of Drug Substance/Environmental Monitoring	16

15.	Stability Activities	17

16.	Process Validation and Qualification of the Drug Substance	17

17.	Annual Product Review (APR)	17

18.	Product Complaints	18

19.	Returned Product	18

20.	Recall of the Product	18

21.	Audits and Inspections of the CBSB Facility and Drug Substance	18

22.	Reprocessing and Rework	19

23.	Shipping	19

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1. Purpose of the Quality Agreement

This Agreement outlines the responsibilities of Tercica and CBSB with respect to the quality assurance of the Drug Substance. CBSB agrees not to subcontract or change the site of any of the manufacturing, packaging, labeling, testing, and/or handling of Drug Substance unless prior written authorization is obtained from Tercica.

A matrix of responsibilities included at the end of this document delineates the primary responsible Party for the various aspects of this Agreement.

2. Quality Agreement Specific Information

2.1 Term and Termination

This Agreement commences with the Effective Date and terminates one year after the expiration of the last Commercial Batch or through completion of any ongoing stability studies, whichever is later. In the event that the MSA is terminated for any reason prior to production of Commercial Batches, this Agreement shall also terminate as of the date of termination of the MSA.

2.2 Representatives

This Agreement is between Tercica and CBSB. It has been approved by:

Name	Howard Moore

Title	Executive Vice President

Company	Tercica Medica, Inc.

Street Address	651 Gateway Blvd., Suite 950

City, State Zip code	South San Francisco, CA 94080

Phone	(650) 624-4907

Fax	(650) 624-4940

E-mail	Howard.moore@tercica.com

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Name	Barbara Zinck

Title	VP, QA & Regulatory Compliance

Company	Cambrex Bio Science Baltimore, Inc.

Street Address	5901 E. Lombard St.

City, State Zip code	Baltimore, MD 21224

Phone	(410) 563-9200

Fax	(410) 563-9206

E-mail	Barbara.Zinck@cambrex.com

3. Abbreviations and Definitions of Terms

3.1 Abbreviations

Annual Product Review: APR

Cambrex Bio Sciences Baltimore: CBSB

Certificate of Analysis: COA

Certificate of Compliance: COC

Certificate of Release: COR

Chemistry, Manufacturing, and Controls: CMC

Client Change Request: CCR

Current Good Manufacturing Practices: cGMP’s

Manufacturing Service Agreement: MSA

Not More Than: NMT

Out of Specification: OOS

Pre-Approval Inspection : PAI

Quality Assurance: QA

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Standard Operating Procedure: SOP

3.2 Definitions of Terms

All defined terms herein are capitalized and have the meaning set forth below:

3.2.1 “Annual Product Review” means a report prepared by CBSB that, on an annual basis, summarizes all aspects of the previous year’s manufacturing history related to the Drug Substance, including but not limited to the production history, changes to the methods of manufacture or testing, process trending data, and all data and documents requested by and required to meet Tercica’s Regulatory Authority commitments for the Annual Report.

3.2.2 “Annual Report” means a report prepared by Tercica that, on an annual basis, summarizes for the FDA or other Regulatory Authority any significant new information from the previous year that might affect the safety, effectiveness, or labeling of the Product, and any anticipated actions to be taken as result of this new information. Also summarized is the quantity of Product distributed, and any new CMC data, non-clinical data, and clinical data.

3.2.3 “Batch” means a specific quantity of Drug Substance or other material produced from a single Run, and refers to an Engineering Batch, a Clinical Batch, a Conformance Batch and/or a Commercial Batch, as the context requires.

3.2.4 “Batch Record” means all of the documentation associated with the production and testing of a given Batch, including production records, sampling documentation as recorded in the Batch Record, test results, Investigative and Corrective Action Reports (ICAR), Deviation reports, all applicable Manufacturing Process data (including any pertinent output from instrumentation) and Quality Assurance Review and Approval.

3.2.5 “Campaign” means two or more Runs, occurring in sequence, and without planned interruption for suite changeover or modifications to the Master Production Record.

3.2.6 “CBSB Facility” means the manufacturing facility owned and operated by CBSB at 5901 East Lombard Street, Baltimore, Maryland 21224 and the storage facility located at 5500 East Lombard Street, Baltimore, MD 21224.

3.2.7 “Cell Line” means the proprietary cell line for expression of the Drug Substance.

3.2.8 “Certificate of Analysis” means, for each Batch, a document prepared by Tercica: listing tests performed by CBSB or approved Subcontractors, specifications, and test results.

3.2.9 “Certificate of Compliance” means, for each Batch, a document prepared by CBSB: (i) listing the manufacturing date, unique Batch number, and quantity of Drug Substance in such Batch, (ii) certifying that such Batch was manufactured in accordance with the Master

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Production Record and cGMP and (iii) certifying that all Investigative and Corrective Action Reports are completed and approved. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement.

3.2.10 “Certificate of Release” means, for each Batch, a document prepared by Tercica certifying that the Batch has met all criteria for release and has been dispositioned for its intended use.

3.2.11 “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. §§ 210, 211 (as applicable to bulk drug substance only) and ICH, Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients as the same may be amended from time to time.

3.2.12 “Client Change Request” means a CBSB document used to accomplish amendments and modifications to documents which are part of CBSB’s cGMP document system, including but not limited to MPR’s, standard operating procedures and Materials Specifications.

3.2.13 “Clinical Batch” means a Batch produced from a Clinical Run.

3.2.14 “Clinical Run” means a Run manufactured in accordance with the Master Production Record that is initiated following the Engineering Run(s) and is used to produce Drug Substance for use in clinical trials of the Product.

3.2.15 “Commercial Batch” means a Batch produced from a Commercial Run.

3.2.16 “Commercial Run” means a Run manufactured in accordance with the Master Production Record that is initiated following the commencement of Commercial Production and is used to create Product for commercial or clinical use.

3.2.17 “Conformance Batch” means a Batch produced from a Conformance Run.

3.2.18 “Conformance Run” means a Run manufactured in accordance with the Master Production Record and any approved validation protocol(s), used to confirm and/or to document the operability and reproducibility of the Manufacturing Process at the CBSB Facility.

3.2.19 “Consumables” means all bags, liners and other single use or regularly replaced materials that are required to perform the Manufacturing Process (excluding Raw Materials, Resins and Wearables), all of which meet the applicable Materials Specifications.

3.2.20 “Designated Carrier” means the common carrier selected by Tercica to take delivery of Drug Substance from the CBSB Facility.

3.2.21 “Deviation” means the document used to obtain approvals to temporarily modify or to document excursions from operating, manufacturing, testing instructions, target/informational test results, or procedures. A temporary (or planned) deviation does not

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permanently change existing manufacturing instructions or procedures; it is intended to be a specific and limited use document. Unplanned deviations (excursions) should be fully documented and a formal investigation performed if there is any possibility of an effect on product quality due to the deviation.

3.2.22 “Drug Substance” means IGF-I in bulk form that has been manufactured by CBSB pursuant to this Agreement and in accordance with the Master Production Record, that has been purified to a concentrated form from one Batch and can be stored in a liquid or frozen form under appropriate conditions.

3.2.23 “Equipment” means those certain pieces of equipment described in the Project Scope used to produce the Product that are purchased or reimbursed to CBSB by Tercica, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment. Components of the Equipment, such as valves, pumps and agitators, shall also be deemed Equipment.

3.2.24 “EMEA” means the European Medicines Evaluation Agency, or any successor agency.

3.2.25 “Engineering Batch” means a Batch produced from an Engineering Run.

3.2.26 “Engineering Run” means a Run used for process demonstration and engineering of some or all of the Manufacturing Process steps.

3.2.27 “Facility Description” means a summary description of the manufacturing facility, including but not limited to structure, utilities, and equipment.

3.2.28 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

3.2.29 “Field Alert Report” means a report prepared by Tercica and supplied to the FDA summarizing in a timely manner any incidents involving mislabeling, bacterial, chemical, or physical contamination that may result in the drug product failing to meet established specifications.

3.2.30 “Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal, including an arbitral tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power of any nature.

3.2.31 “Health Canada” shall mean the Canadian Federal government department known as Health Canada or Santé Canada.

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3.2.32 “IGF-I” means the active pharmaceutical ingredient known as insulin-like growth factor-I or recombinant human insulin-like growth factor-1.

3.2.33 “IGF-I Process Validation Plan” or “PVP” means a summary plan document jointly developed and approved by CBSB and Tercica, intended to define all activities, studies, and documentation required to assure that the IGF-I Manufacturing Process meets and conforms to all Regulatory Requirements necessary for a commercial manufacturing process, including but not limited to Raw Material and Resin qualification, method validation, cleaning validation, performance qualification of process specific equipment not covered under CBSB’s Master Validation Plan, and execution of Conformance Batches.

3.2.34 “Investigative and Corrective Action Report” or “ICAR” means the document that is used to record the investigation of, as well as the review and disposition of, a failure related to a cGMP manufacturing system.

3.2.35 “Investigational New Drug” or “IND” means an authorization from the FDA to administer an investigational drug or biological product to humans in clinical trials.

3.2.36 “Manufacturing Documentation” means all documents and records describing or otherwise related to the Manufacturing Process, other than those embodied in the Master Production Record.

3.2.37 “Manufacturing Process” means the production process for the manufacture of Drug Substance pursuant to this Agreement, as described in the Master Production Record, as such process may be changed from time to time in accordance with this Agreement.

3.2.38 “Manufacturing Services Agreement” means the manufacturing services agreement for IGF-I between the Parties of even date herewith.

3.2.39 “Master Production Record” or “MPR” means the document, proposed by CBSB and approved by Tercica, that defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of Drug Substance. The Master Production Record shall also include or incorporate by reference, without limitation, such information as the Materials Specifications, in-process and final Drug Substance sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

3.2.40 “Master Validation Plan” means a written plan stating how facilities, systems, and equipment (including control software) will be validated to provide a high degree of assurance that they are fit for use in pharmaceutical production

3.2.41 “Materials Specification” or “MS” means a document detailing the specifications for each Raw Material, Resin or Consumable, each as mutually approved by the Parties.

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3.2.42 “NDA” means a new drug application for the Product, any equivalent successor filing thereto with the FDA, and any supplements or amendments to any of the foregoing.

3.2.43 “Out of Specification” or “OOS” means any quality control test result that fails to meet defined and approved specifications.

3.2.44 “Product” means the final dosage form of IGF-I.

3.2.45 “Quality Review and Approval” means CBSB’s review and approval, by CBSB’s quality assurance department, of a Batch of Drug Substance and the associated Batch Record, resulting in the issuance of Certificate of Compliance by CBSB.

3.2.46 “Raw Materials” means all ingredients, solvents and other components of the Drug Substance required to perform the Manufacturing Process (excluding any Consumables, Resins and Wearables).

3.2.47 “Regulatory Authority” means the FDA, EMEA or Health Canada, or all of the foregoing, as the case requires.

3.2.48 “Regulatory Filing” means any or all correspondence or petitions, including but not limited to the IND or NDA, to Regulatory Authorities for the purpose of registering the Product or the Manufacturing Process as required by statute, or modifying or supplementing existing filings and subsequent amendments and supplements thereto, including any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the manufacture, testing, sale or distribution of the Product under this Agreement.

3.2.49 “Regulatory Requirements” means (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by the Regulatory Authorities, (ii) compliance with the cGMPs of the Regulatory Authorities, applicable to any manufacturing or processing activities hereunder or the CSBS Facility or other facilities at which any of the Manufacturing Process is performed, and (iii) any laws, rules, guidelines, regulations, guidance, points to consider documents and standards of any Governmental Authority, whether within or outside the United States (including, without limitation, the Environmental Protection Agency (EPA), the Occupational Safety and Health Administration (OSHA), the Drug Enforcement Administration (DEA) and state and local authorities), that apply to the Manufacturing Process or CBSB Facility or other facilities at which any of the Manufacturing Process is performed.

3.2.50 “Reprocessing.”means duplication of a step or steps currently in the Manufacturing Process in order to bring the Drug Substance into conformance with specifications and which will not alter the safety, identity, strength, quality, or purity of the Drug Substance beyond the established requirements. Reprocessing associated with Drug Substance having a FDA submission requires Tercica’s prior approval.

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3.2.51 “Rework.” means any additional steps taken to process a Batch (other than reinspection) to bring it into conformance with the specifications and which will not alter the safety, identity, strength, quality, or purity of the Drug Substance beyond the established requirements. All Rework must be documented per approved Rework documentation requirements and appended to an ICAR or Deviation. Rework associated with Drug Substance having a FDA submission requires Tercica’s prior approval and Regulatory Authority review. Product that must be reconditioned in order to Reprocess is considered to be a Rework.

3.2.52 “Resins” means all chromatographic media intended to refine or purify the Drug Substance, as specified in the Master Production.

3.2.53 “Run” means a single operation of the Manufacturing Process from fermentation start at the [*] through the purification process to produce Drug Substance at the CBSB Facility approved or authorized by Tercica. Run refers to an Engineering Run, Clinical Run, Conformance Run and/or Commercial Run, as the context requires. A fermentation start shall be deemed a Run if such fermentation start proceeds to fermentor inoculation at the [*] or later in the Manufacturing Process.

3.2.54 “Shipping Guidelines” means all CBSB written procedures, as approved by Tercica, describing the methods of packaging, preserving, monitoring, and shipping, any and all Tercica property, including the Drug Substance.

3.2.55 “Storage Guidelines” means all CBSB written procedures, as approved by Tercica, describing the methods of packaging, preserving, monitoring, and storing, any and all Tercica property, including the Drug Substance.

3.2.56 “Subcontractor” means any independent entity that CBSB contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement.

3.2.57 “Third Party” means any party other than Tercica, CBSB and their respective Affiliates.

3.2.58 “Wearables” means any non-sterile coverings or protective gear used by the CBSB employees or agents in the course of the performing the development and cGMP manufacturing services hereunder, including without limitation gloves, coveralls, booties, eye shields and the like.

4. Document Retention

Original executed Batch Records will be maintained on-site by CBSB’s QA department, and will be made available for inspection and review by Tercica and/or its agents. Copies of executed Batch Records will be sent to Tercica, upon Tercica’s request, for their review and approval. Records maintained and stored by CBSB shall be retained for at least [*] year after the expiry date of

*	This provision is the subject of a Confidential Treatment Request.

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the Batch of Drug Substance associated with the records. Tercica will provide to CBSB the expiry date of all Batches of Drug Substance. Any records no longer required to be retained by CBSB shall be returned to Tercica. CBSB has the option to maintain copies of the Batch Records that are returned to Tercica under the confidentiality terms of the Manufacturing Services Agreement between the Parties.

5. Quality Responsibility

CBSB is responsible for meeting cGMP compliance in the manufacture of Drug Substance for Tercica, including without limitation, documentation of all completed Batch Records and quality control testing, calibration and validation of Equipment, the CBSB Facility and utilities, acceptable environmental monitoring results, and acceptable resolution of Deviations and ICARs.

Tercica is responsible for the final review, approval and release of the Drug Substance and retains full responsibility for the disposition and release of the Drug Substance for any purpose. Any dispute between Tercica and CBSB with regard to failure or non-conformance of the Drug Substance shall be subject to the procedures as set forth in the MSA. Tercica’s disposition and release will be independent of CBSB’s Quality Review and Approval.

6. Change Control

All changes in this Agreement must be documented as an addendum to the original Agreement and reviewed and approved by representatives of Tercica’s QA and CBSB’s QA prior to implementation.

CBSB will utilize a documented system of procedures for the control of changes to Raw Materials, Resins, packaging materials, Equipment, Master Production Records, the Manufacturing Process, sampling, test methods, and CBSB Quality Review and Approval requirements.

Any changes that can affect the Drug Substance manufactured for Tercica shall be reviewed and approved by Tercica prior to implementation.

6.1 Master Production Records

Master Production Records will be developed and approved by CBSB and Tercica. Tercica’s approval of the MPR must be received at least [*] prior to the start of a Run.

*	This provision is the subject of a Confidential Treatment Request.

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6.2 Testing and Sampling Specifications

Testing and sampling specifications for Raw Materials, Resins, applicable Consumables, or Drug Substance will be incorporated into the CBSB MPR and/or Materials Specifications. These testing and sampling specifications, the MPR, and Materials Specifications will be developed and approved by CBSB and Tercica.

6.3 Packaging and Labeling Specifications

Packaging and labeling specifications for Drug Substance will be incorporated into the MPR, associated standard operating procedures and/or Materials Specifications. These packaging and labeling specifications, the MPR, associated standard operating procedures, and Materials Specifications will be developed and approved by CBSB and Tercica.

6.4 Specification Approval

Specification initiation or revision that affects the scientific or technical content requires approval before proposed changes are implemented. This applies to manufacturing, testing, storage, and labeling of the Drug Substance, as well as any changes to the Materials Specifications for Raw Materials, Resins, and Drug Substance. Editorial or format changes to applicable specifications not affecting the scientific/technical content or intent of the specification will not require approval by Tercica. Those documents requiring Tercica approval are as follows:

•	Drug Substance specifications listed in the MPR

•	Materials Specifications

Client Change Requests (CCRs) will be forwarded to Tercica via appropriate express mail or facsimile.

When Tercica initiates a CCR for any applicable specifications, the appropriate CBSB department shall be provided the proposed specification and appropriate documentation that summarizes and justifies each change.

6.5 Facility Changeover

CBSB will notify Tercica of changes in the types of products that may be manufactured using same CBSB manufacturing suite and/or CBSB equipment. CBSB will provide documentation of the cleaning procedure and cleaning validation studies to demonstrate suitable clearance of the previous product manufactured with or in the CBSB equipment used for Tercica’s Manufacturing Process and the cleaning agent residues.

6.6 Documentation Distribution

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Tercica will provide CBSB with the final Drug Substance and stability specifications. CBSB will provide copies of the MPR and stability protocols to Tercica for review and approval in order to maintain consistency between the Parties.

6.7 Compendial Compliance

Compliance to all relevant compendial requirements is the responsibility of both Tercica and CBSB.

6.8 Regulatory Filing Requirements

Tercica is the owner of the Drug Substance and is responsible for Annual Reports and any other Regulatory Filings. CBSB is responsible for maintaining accurate Manufacturing Process records that contain any methods, specifications, and manufacturing processes contained in the Regulatory Filings. Tercica is responsible for notifying CBSB of any change in the Regulatory Filings that may affect the Manufacturing Process and/or the Drug Substance.

6.9 Annual Update Requirements

Tercica will provide CBSB with the Annual Report filing date. CBSB shall provide Tercica with Drug Substance related documentation [*] days prior to the filing date for the purpose of updating regulatory information.

7. Materials

CBSB shall maintain an approved suppliers list for all Raw Materials, Resins and applicable Consumables in accordance with CBSB’s procedures. CBSB will provide the Raw Material, Resin, or Consumable name and supplier’s name to Tercica upon request. Tercica’s approval will be required for any supplier change for Raw Materials or Resins used in the manufacture of Drug Substance.

CBSB agrees to sample and retain sufficient amounts of all Raw Materials and Resins, except water, compressed gasses and any highly volatile compounds. The amount of retained samples and the period of retain is specified in CBSB’s Materials Specifications.

All Raw Materials, Resins and Consumables purchased for use in the manufacture, storage and shipping of Drug Substance will be purchased, received, inspected as appropriate, tested as appropriate, stored, and handled in accordance with CBSB’s standard operating procedures. CBSB will maintain samples of Raw Materials and Resins in accordance with standard operating procedures. All Raw Materials used in the Manufacturing Process shall meet the approved Materials Specifications.

*	This provision is the subject of a Confidential Treatment Request.

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Under no circumstances should any materials, which may present a potential hazard to the Raw Materials utilized in the manufacture of Drug Substance, be stored in the same facility, or in proximity to the area utilized for storage of Tercica’s Raw Materials, unless appropriate steps are taken to assure prevention of cross contamination. Potential hazardous materials include, but are not limited to, beta-lactam and cephalosporin antibiotics. If such materials are stored in the same facility, Tercica and CBSB must agree to their separation and segregation, including, but not limited to packaging and spatial segregation, as needed.

CBSB will qualify primary suppliers of all Raw Materials and Resins, and will potentially qualify secondary sources of certain critical Raw Materials and Resins, as appropriate. Supplier qualification must be complete by completion of the Conformance Runs and will include full testing of the first three lots of Raw Material or Resin and minimally annual testing of one lot thereafter.

7.1 Third Party Controlled Material (if applicable)

Raw Materials, Resins and/or Consumables controlled by Tercica may be supplied by Tercica to CBSB, in accordance with the Material Specifications. If such material is not sourced from a CBSB approved supplier, then Tercica shall be responsible for qualifying these suppliers. If suppliers of Raw Materials, Resins or Consumables are not CBSB approved suppliers, Tercica shall provide CBSB with certification indicating an acceptable supplier evaluation has been completed that includes documentation that the supplier’s compliance with appropriate quality standards or current industry practice and Third Party requirements are acceptable. CBSB must be notified if Tercica changes the suppliers of Raw Materials, Resins or Consumables that might have a negative impact on CBSB’s operation.

7.2 Printed Material (if applicable)

Tercica shall be responsible for, and provide CBSB with all copy content and mechanicals for all printed materials associated with the Drug Substance. This includes, but is not limited to container labels, containers, and cartons. Tercica shall be responsible for compliance with all federal, state, and local regulations concerning packaging and labeling materials, and for obtaining any necessary Regulatory Authority approvals of printed materials.

8. Drug Substance Specifications

The Drug Substance must be manufactured, packaged, labeled, handled, and stored in accordance with the MPR or as mutually agreed upon by Tercica and CBSB. CBSB shall develop, at Tercica’s direction, all in-process and final Drug Substance specifications, including acceptance limits for each required test. Establishment of appropriate test methods and supporting test method validation will be performed by CBSB and approved by Tercica. Each Batch of Drug Substance manufactured by CBSB for Tercica will be sampled and tested in accordance with the MPR.

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9. Manufacture of the Drug Substance

Under no circumstances should any other products that may present a potential hazard to the Drug Substance, such as beta-lactam and cephalosporin antibiotics, be manufactured, processed, packaged or stored in the CBSB Facility. CBSB shall make Tercica aware of the presence of any potentially hazardous products. Mutual agreement is required between the Parties as to adequate storage of any potentially hazardous products. Any Regulatory Requirements regarding storage of different types of products shall be adhered to.

The manufacture of Drug Substance by CBSB for Tercica must be in accordance with the MPR, or as mutually agreed upon, and in compliance with all cGMPs and any other applicable Regulatory Requirements. CBSB will prepare, for each Batch, documentation as agreed upon between Tercica and CBSB. This complete documentation must be readily accessible for review and inspection by Tercica and/or Regulatory Authorities if requested.

10. Testing of the Drug Substance

The testing of the Drug Substance will be carried out by CBSB, or an approved Subcontractor according to validated test methods and appropriately documented. All test methodologies, with the exception of those test methodologies developed by Tercica, will be validated by CBSB and approved by CBSB and Tercica. For those procedures which appear in the current USP/NF or other recognized standard references, qualification of the testing method for the Drug Substance and a statement indicating the reference shall suffice. For all test methods utilized by CBSB, documentation supporting validation of the test method shall be supplied, upon request, to Tercica. For test methods developed by Tercica, Tercica shall supply CBSB with the supporting validation documentation. Upon method transfer and review of CBSB’s data, Tercica will provide CBSB with written authorization verifying CBSB’s ability to perform such tests.

If a Subcontractor is utilized to perform testing, the Subcontractor must be qualified by CBSB as required by CBSB’s standard operating procedures. The Subcontractor must utilize validated or qualified test methods and provide complete documentation and copies of associated raw data. Tercica shall be informed of any Subcontractor used for Drug Substance testing, and must approve their use in Drug Substance testing.

CBSB will qualify a new reference material for use in Drug Substance testing, as needed, and will maintain the reference material under appropriate storage conditions with appropriate controls, in accordance with the Storage Guidelines.

CBSB will provide to Tercica a summary of test results in the Batch Record and any other associated testing documentation for each Batch of Drug Substance manufactured. Tercica reserves the right to inspect and/or test all Batches of the Drug Substance produced by CBSB, prior to Tercica’s release and distribution of the Drug Substance for further processing.

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11. Notification and Approval of Deviations and Failures

11.1 Deviations

CBSB must notify Tercica within [*] days from the initiation of the investigation, whenever there is a significant Deviation. A significant Deviation is defined as any out of specification result and/or any manufacturing, packaging, labeling or testing Deviation that may effect the quality, safety or efficacy of the Drug Substance.

Reprocessing will always be considered a significant Deviation, and will only be performed if validated and approved by Tercica. All Deviations will be investigated and fully documented by CBSB. This documentation will be retained as part of the Batch documentation for the Batch affected. When deemed necessary, Tercica reserves the right to request additional or a more in-depth investigation of the Deviation by CBSB. Tercica approval shall be obtained in writing (fax confirmation is acceptable) for any Deviation impacting compendial status or Regulatory Filings. The approval must be received within [*] days. Tercica will provide a documented Drug Substance impact assessment for all Deviations that impact the Drug Substance. The documented assessment must be received within [*] days. In cases where Tercica requests a planned deviation, the request must be submitted in writing. Tercica is responsible for notifying the FDA regarding any required Field Alert Report according to 21 CFR 314.81.

11.2 Failures

Drug Substance not meeting the specifications established in the MPR will be handled as a failure and documented as such based on CBSB’s standard operating procedures. Actions taken to investigate the failure and to justify the CBSB’s Quality Review and Approval of the Batch of Drug Substance must be fully documented.

The ICAR will be approved by both CBSB and Tercica as stated below. The approved ICAR will become part of the Batch Record for that specific Batch of Drug Substance. Any resulting corrective and preventative actions shall be followed through timely closure. Approval by the appropriate QA functions will be solicited and may be obtained via facsimile copy.

Failure	Approval Requirements
Drug Substance	Tercica and CBSB
Raw Materials and Resins sourced and used by CBSB	CBSB
Drug Substance and Raw Materials sourced by Tercica	Tercica and CBSB

Note: Approval of changes to critical Raw Materials or Resins, such as a new supplier or vendor-notified process changes in the production of Raw Materials or Resins, must also be approved

*	This provision is the subject of a Confidential Treatment Request.

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by Tercica. CBSB will notify Tercica of modifications to the CBSB Facility that may affect the Drug Substance or Manufacturing Process prior to implementation.

In the event of a dispute regarding the failure of a Batch of Drug Substance, an independent, mutually acceptable qualified Third Party will be engaged to determine whether such Batch does indeed constitute a failure. If such Batch does constitute a failure, liability for such Batch shall be determined in accordance with the MSA.

12. Quality Review and Approval and Shipment of the Drug Substance

A Certificate of Compliance (COC), copies of completed Batch Records, Deviations and ICARs, and any applicable Manufacturing Documentation shall be provided to Tercica by CBSB within [*] after CBSB’s Quality Review and Approval of the Batch is completed.

The Batch Record testing summary generated upon completion of all testing requirements for a Batch will contain the test performed, the corresponding specification, and the test results. Tercica is responsible for approval and release of the Drug Substance after review of CBSB’s test results and supporting data, the COC and Batch Records as required. Tercica will review the Batch documentation and inform CBSB within [*] weeks of receipt if there are any potential issues that may warrant investigation by CBSB. CBSB will then respond to or resolve said issue within [*] weeks of notice from Tercica, or in a mutually agreeable time frame. Upon final approval by Tercica, Tercica will generate a Certificate of Analysis (COA) and a Certificate of Release (COR).

Final release of the Drug Substance, which is defined as the release for further processing, is the responsibility of Tercica. CBSB has the responsibility to ship the product to Tercica, or such other location as specified in writing by Tercica, after CBSB Quality Review and Approval. CBSB will not ship any Drug Substance to any destination until final release by Tercica, unless prior approval has been received from Tercica to perform such shipments.

13. Retained Samples of the Drug Substance

CBSB agrees to store retained samples for all Drug Substance, unless otherwise agreed upon between Tercica and CBSB. These retained samples will include both the internal reference samples and Regulatory Authority reference samples. The quantity and number of retained samples will be specified by Tercica and provided to CBSB. CBSB agrees to store the retained samples in accordance with the Storage Guidelines and in a secure area for a period of time as mutually agreed to by the Parties. This information will be incorporated into the appropriate CBSB standard operating procedure.

14. Storage of Drug Substance/Environmental Monitoring

CBSB agrees to store Drug Substance in accordance with the Storage Guidelines and the MPR and in a secure area. If special storage conditions are necessary, they will be described in the

*	This provision is the subject of a Confidential Treatment Request.

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Storage Guidelines and/or the MPR and supplied by Tercica to CBSB. CBSB agrees to comply with any special storage conditions as contained in the Storage Guidelines.

Where testing of microbial levels is required for the Drug Substance, the areas of the CBSB Facility used for the manufacture and packaging process shall be environmentally monitored. CBSB will be responsible for the establishment and institution of an environmental monitoring program to assure that the Drug Substance will meet the required endotoxin and microbial level testing specifications, and shall provide Tercica with access to the records from this environmental monitoring program.

15. Stability Activities

The responsibility for stability testing, data interpretation, and reporting shall belong to CBSB or a mutually approved Subcontractor. CBSB or a mutually approved Subcontractor shall also supply stability reports to Tercica. The updating of stability information for Regulatory Filings for the Drug Substance is the responsibility of Tercica. All stability related activities under the responsibility of CBSB or a mutually approved Subcontractor shall be completed in a timely manner.

16. Process Validation and Qualification of the Drug Substance

The Manufacturing Process and control procedures (including, but not limited to: cleaning procedures; process hold times; in-process stability; buffer stability; column reuse and longevity studies; and development and justification of all processing parameters) shall be validated and qualified by CBSB according to the IGF-I Process Validation Plan (PVP) in the CBSB Facility and using the Equipment CBSB intends to employ to manufacture Drug Substance for Tercica.

A PVP will be created with input from both CBSB and Tercica for the Manufacturing Process. Tercica will submit to CBSB an outline of the PVP for CBSB’s review. The PVP will be jointly generated and approved by both Tercica and CBSB. The PVP will contain all of the required activities and acceptance criteria and all activities and acceptance criteria will be approved and documented. The PVP will be executed on at least [*] Batches of Drug Substance produced by CBSB for Tercica, unless otherwise agreed upon by Tercica and CBSB. If there are any Deviations or ICARs during the execution of the PVP, they must be immediately communicated to Tercica within [*] days. If the Deviations or ICARs cannot be resolved, the PVP must be repeated on additional Batches until at least [*] Batches of Drug Substance meet all requirements as specified in the MPR. Any Deviations or ICARs encountered during the execution of the PVP must be documented by CBSB.

All related validation/qualification documents will be assembled in a process validation summary report and provided to Tercica for review and approval. Tercica will retain copies of the approved protocols and final reports.

17. Annual Product Review (APR)

*	This provision is the subject of a Confidential Treatment Request.

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The Annual Product Review (APR) will be prepared by CBSB and reviewed according to requirements mutually agreed to by the Parties. All APR activities will be completed and documented [*] days before the target submission date of Tercica’s Annual Report. Tercica will notify CBSB of the target submission date for the Annual Report. The APR documentation completed by CBSB will be provided to Tercica for review and approval. Tercica will be responsible for submission of information contained in the APR to Regulatory Authorities as part of the Annual Report.

Tercica and CBSB will meet periodically to review quality issues related to the obligations and responsibilities as described in this Agreement. During this periodic review, quality issues related to the manufacture of Drug Substance by CBSB will be reviewed. The information presented and discussed during this review meeting will be documented by CBSB and mutually approved by the Parties.

18. Product Complaints

Tercica, or their agent, will typically receive complaints and communicate with the customers and close all complaints related to the Product. CBSB will provide any complaint information received (from customers in the marketplace and/or Regulatory Authorities) to Tercica within NMT [*] days after receipt of such information, unless a more urgent need is recognized, such as cases involving potential Product tampering, or an adverse medical event. Upon written request by Tercica, CBSB will investigate the complaints as required and provide a written report on the results of the investigation to Tercica in NMT [*] days after receipt of such written request, or sooner if agreed to by the Parties. Tercica will communicate with the customers and/or Regulatory Authorities the results of the complaint investigation, if necessary. Tercica shall provide complaint files to CBSB onsite, or via fax, within one (1) business day of CBSB’s request, if they are required during a FDA inspection.

19. Returned Product

The specific handling of returned Product will be specified and documented by Tercica, if required.

20. Recall of the Product

In the event of recall, withdrawal, or field correction of Product, i.e., if the Product violates applicable laws, regulations, or is deemed unacceptable for some other reason, whether or not such action is requested by any Governmental Agency, Tercica shall immediately notify CBSB QA in writing. During a Product recall, withdrawal, or field correction, CBSB shall fully cooperate with Tercica in conducting the necessary investigational activities.

21. Audits and Inspections of the CBSB Facility and Drug Substance

CBSB will notify Tercica of any inspections or actions by Regulatory Authorities or other enforcement bodies, which could potentially impact the Drug Substance. CBSB will provide Tercica

*	This provision is the subject of a Confidential Treatment Request.

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with the applicable or redacted results of all such Regulatory Authority inspection or action within NMT [*] day of such inspection or action. If the inspection is regarding Drug Substance, Tercica will have at least [*] representatives at the CBSB Facility during the inspection to address Drug Substance specific questions, and these representatives will be permitted to participate in the inspection, as appropriate. Tercica shall provide to CBSB any requested documents if they are required for a FDA or any other Regulatory Authority inspection. Tercica must notify CBSB immediately of any activities or communications that may result in an inspection of the CBSB Facility.

Tercica reserves the right to audit the CBSB Facility and systems, as they relate to the manufacture of Drug Substance, with the exception of information and operations that constitute CBSB’s trade secrets or information regarding the identity of other CBSB clients. These audits may be performed [*], at times mutually agreed upon by Tercica and CBSB. Tercica shall provide at least [*] days advance notice for such audits.

Note: The [*] audit limitation will be waived if the audit to be performed is a “for cause” audit.

The right to audit will also cover any Subcontractors utilized by CBSB. Tercica reserves the right to be on-site at the CBSB Facility during the manufacture of Drug Substance, and/or during the inspection of the Drug Substance by any Regulatory Authorities. Tercica shall provide at least [*] weeks advance notice to be on site at the CBSB Facility during the manufacture of Drug Substance. CBSB will respond to PAI observations within [*] days and all other inspection observations within [*] days or the time specified by that Regulatory Authority, whichever is less. CBSB shall comply with all applicable Regulatory Requirements.

22. Reprocessing and Rework

Reprocessing and/or Rework activity can only be performed by mutual agreement of the Parties. Reprocessing and/or Rework directions must be established to define the process for such Reprocessing and/or Rework. If the Product is a filed NDA or equivalent, Reprocessing and/or Rework parameters must be developed and approved by Tercica and CBSB prior to implementation. Reprocessing and/or Rework of Drug Substance must be documented to state rationale and justification.

23. Shipping

CBSB will control and coordinate all shipping activity unless specified otherwise by Tercica according to specified Shipping Guidelines. Shipping validation will be Tercica’s responsibility, but will be performed in collaboration with CBSB and appropriate qualified Subcontractors.

*	This provision is the subject of a Confidential Treatment Request.

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Responsible Party
Item	Activity	Tercica	CBSB
1.0 Purpose of the Quality Agreement

	Define purpose of Quality Agreement	X	X
2.0 Quality Agreement specific information

	Record Quality Agreement specific information	X	X
3.0 Abbreviations and Definitions of Terms

	Prepare comprehensive list of abbreviations and definitions	X	X
4.0 Documentation

	Store and maintain original executed Batch Records one year past expiry date of corresponding Batch.		X

	Provide preliminary specifications and expiration dates to CBSB.	X
5.0 Quality Responsibility

	Assure that all activities associated with the manufacture of Drug Substance are performed in compliance with cGMP.		X
	Review necessary Batch documentation, approve and disposition Drug Substance.	X
6.0 Change Control

	Establish and maintain appropriate change control procedures, including not but limited to revisions, changes or modifications to documentation, processes or the CBSB Facility that affect the Manufacturing Process or have the potential to affect the quality, purity, safety, or efficacy of the Drug Substance.		X

	Prepare and submit a change request or notification to Tercica for all proposed changes to documentation, the CBSB Facility/equipment, the Equipment, the Manufacturing Process, test methods, and/or specifications that affect the Drug Substance.		X

	Review proposed changes, assess the impact on Regulatory Filings, and approve changes.	X

	Changes to the CBSB Facility: CBSB will notify Tercica in advance of any changes in the layout or structure of the Equipment or in the operation and structure of the CBSB Facility which could have an adverse impact on the manufacturing of the Drug Substance or the quality of the Product. CBSB shall not be obligated to obtain prior approval for changes required as a result of an Regulatory Authority’s order, provided CBSB promptly notifies Tercica of any such proposed change and consults with Tercica before implementation of such changes and its potential impact on Drug Substance.		X
6.1 Master Production Record

	Provide appropriate documentation and instruction	X

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Responsible Party
Item	Activity	Tercica	CBSB
necessary to generate MPR

	Draft and maintain MPR		X

	Review and approve MPR	X	X

6.2 Testing and Sampling specifications

	Provide appropriate documentation and instruction necessary to generate test methods and specifications	X	X

	Draft standard test methods and specifications		X

	Review and approve standard test methods and specifications	X	X

6.3 Packaging and Labeling specifications

	Prepare draft packaging and labeling specifications	X

	Approve label and packaging specifications	X	X

	Implement packaging and labeling procedures		X

6.4 Specification Approval

	Provide preliminary Raw Material and Drug Substance specifications	X

	Prepare draft specifications		X

	Review and approve specifications	X	X

6.5 Facility Changeover

	Notify Tercica of any changes in the types of products being manufactured in the CBSB Facility and using the same suites and/or equipment		X

	Perform cleaning validation studies as necessary to demonstrate and document suitable clearance of other products for the equipment used for Tercica.		X

6.6 Documentation Distribution

	Distribute final Drug Substance/stability specifications on a periodic basis, or as needed	X

6.7 Compendial Compliance

	Review compendial requirements on an annual basis	X	X

6.8 Regulatory Filing Requirements

	Prepare Regulatory Filing documents for Product.	X

	Prepare Facility Description (as needed), CBSB Facility reference files, or CBSB Facility registrations		X

	Review and comment on CMC documents that Tercica intends to register and ensure that these documents conform to the intended responsibilities of CBSB .		X

	Maintain Regulatory Filings, analytical methods, specifications, etc. Supplement Product registration to update commitments, methods, records or specifications based upon Regulatory Requirements defined in 21 CFR Part 314.	X

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	Maintain accurate Manufacturing Process records which reflect the methods, the Manufacturing Process and specifications as contained in the Regulatory Filings by submitting all Drug Substance specific document change requests to Tercica prior to approval, implementation and use.		X

6.9 Annual Update Requirements

	Provide notification of Annual Report submission date, and list of required information	X

	Prepare annual update [*] prior to Annual Report target submission date		X

	Prepare Annual Report for submission to Regulatory Authorities	X

7 Materials

	Establish quality requirements for Raw Materials, Resins, Manufacturing Process components, and packaging material.	X

	Establish Material Specifications.		X

	Establish a supplier qualification program for suppliers of all Raw Materials and Resins to be used in the Manufacturing Process.		X

	Promptly notify Tercica of supplier change notifications, if CBSB receives supplier change notices.		X

	Approve supplier changes	X	X

	Ensure that all Raw Materials, Resins, and applicable Consumables, and applicable packaging component suppliers are qualified or reviewed according to defined requirements and procedures, and to maintain a file of supplier qualifications		X

	Prepare and maintain a bill of materials that includes specifications and acceptable grades for required Raw Materials, Resins and Consumables.		X

	Perform Raw Material, Resins, and Consumables procurement, quality control testing, and handling and submission of samples to outside testing laboratories (as applicable).		X

	Maintain Raw Materials (excipients and active), components and packaging material by standard operating procedures that define receipt, handling, sampling, release/rejection, and storage to ensure traceability, control and accountability is maintained.		X

	Maintain programs and procedures for returning unused or damaged Raw Materials, Resins and/or Consumables.		X

	Maintain and archive Raw Material, Resins and Consumables Certificates of Analysis.		X

	Inform Tercica if potentially hazardous materials are to be stored in proximity to Drug Substance, Raw Materials or Resins, and take appropriate steps to assure prevention of cross contamination		X

	Obtain approval from Tercica if CBSB needs to subcontract the analytical release testing of Raw Materials		X

*	This provision is the subject of a Confidential Treatment Request.

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or Resins

	Qualify Subcontractor per CBSB standard operating procedure		X

8 Drug Substance Specifications

	Establish and approve Drug Substance specifications	X	X

	Perform regular testing according to validated procedures and the MPR		X

9 Manufacture and Packaging of the Drug Substance

	Maintain training records for all personnel that perform cGMP functions relating to the Manufacturing Process performed at the CBSB Facility, including personnel in quality assurance, quality control, manufacturing, etc.		X

	Provide access to floor plans, equipment validation for equipment used in the Manufacturing Process, and other appropriate production information at the CBSB Facility.		X

	Schedule Campaigns and prepare a manufacturing schedule based on rolling forecasts provided by Tercica.		X

	Ensure all manufacturing operations are conducted in compliance with cGMPs, standard operating procedures and the MPR.		X

	Maintain relevant standard operations procedures.		X

	Observe operations on an as needed basis and notify CBSB in advance.	X

	Generate a copy of the Batch Record after CBSB’s Quality Review and Approval, and provide to Tercica for each Batch.		X

10 Testing of the Drug Substance

	Transfer test methods to CBSB	X

	Qualify all in-process test methods		X

	Validate all final Drug Substance test methods		X

	Review and approve test methods.	X	X

	Generate reference material characterization/qualification protocol	X

	Characterize and perform qualification of reference material		X

	Maintain reference material as specified in the Storage Guidelines or SOP, as appropriate		X

	Store quality control retain samples for specified time period		X

11 Notification and Approval of Deviations and Failures

11.1 Deviations

	Ensure a thorough investigation and justification of any Deviation		X

*	This provision is the subject of a Confidential Treatment Request.

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	Ensure all ICARS are reviewed and completed prior to completion of the Batch Record review		X

	Promptly notify Tercica within [*] days of initiation of investigation of any Deviation or ICAR that affects the Drug Substance being tested.		X

	Provide technical, compliance and regulatory oversight in support of the investigation	X

	Hold and segregate Raw Materials, Resins, Consumables or Drug Substance that do not conform to Material Specifications, in-process specifications, or Drug Substance specifications, as applicable.		X

	Review and approve Raw Materials, Resins, Consumables, or Drug Substance Batch as an outcome of an approved investigation report.	X	X

	Disposition Drug Substance as an outcome of the approved investigation	X

11.2 Failures

	Establish procedures for approving/rejecting failed Batches of Raw Material, Resins, Consumables or Drug Substance.		X

	Promptly notify Tercica of cause for investigation and proposed action plan for Raw Material, Resins, Consumables, or Drug Substance failures.		X

	Participate in Drug Substance investigations, as needed.	X

	Generate ICAR.		X

	Review and approve ICAR	X	X

	Disposition Drug Substance Batch	X

12 QA Review and Approval and Shipment of Drug Substance

	Perform Quality Review and Approval according to approved procedures		X

	Generate COC		X

	Provide a Certificate of Compliance (COC) and copies of Batch Records, Deviations and ICARS, and any applicable documentation within 1 week of CBSB’s QA Review and Approval		X

	Perform Tercica QA review; inform CBSB of any issues within [*] weeks of receipt of Batch Record	X

	Respond to or resolve any issues received from Tercica within [*] weeks, or in a mutually agreeable time frame		X

	Generate COA	X

	Generate COR	X

	Perform Drug Substance release and disposition	X

	Ship Drug Substance to specified site per standard operating procedures		X

13 Retained Samples of the Drug Substance

	Specify the quantity and number of sample retains per	X

*	This provision is the subject of a Confidential Treatment Request.

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Batch, and the retain period.

	Store retain samples as specified.		X

14 Storage of Drug Substance / Environmental Monitoring

	Define storage conditions for Drug Substance.	X

	Securely store Drug Substance under controlled temperature and storage conditions.		X

	Establish and maintain an appropriate environmental monitoring program		X

	Provide Tercica with environmental monitoring records as requested.		X

15 Stability Activities

	Prepare stability protocols.		X

	Review and approve stability protocols	X	X

	Conduct stability studies per approved protocols.		X

	Analyze data on an interim basis, and provide periodic updates to Tercica.		X

	Prepare final stability reports.		X

	Review and approve stability reports.	X	X

	Provide stability updates to Regulatory Authorities in Annual Reports, or as needed.	X

16 Process Validation and Qualification

	Prepare Process Validation Plan (PVP)	X	X

	Review and approve PVP	X	X

	Generate process validation protocols		X

	Review and approve process validation protocols	X	X

	Perform validation studies per approved protocols.		X

	Generate validation data in a timely fashion and maintain raw data and supporting documentation		X

	Prepare validation reports.		X

	Review and approve all final reports.	X	X

17 Annual Product Review

	Provide CBSB with detail of information needed for Annual Product Review	X

	Prepare Annual Product Review per standard procedures and provide to Tercica [*] days before targeted submission date.		X

	Submit Annual Product Review to Regulatory Authorities.	X

18 Product Complaints

	Receive notice of complaints	X

	Inform CBSB within [*] days, or sooner as required, of complaints involving potential Product tampering or adverse medical event	X

	Perform investigation and provide a written report within [*] days	X	X

	Maintain a record of all complaints, and notify Regulatory	X

*	This provision is the subject of a Confidential Treatment Request.

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Authorities as required.

19 Returned Product

	Instructions on handling and returned Product will be specified and documented by Tercica	X

20 Recall of Product

	Notify CBSB, Regulatory Authorities, and customers, and all relevant Third Parties of Product recall.	X

	Perform investigation.	X	X

	Maintain copies of all recall investigations performed on behalf of Tercica and as required by pertinent regulations.		X

21 Audits and Inspections of the CBSB Facility and Drug Substance

	Perform audit of CBSB on [*], or as needed on a “for cause” basis, with [*] days advance notice provided by Tercica	X

	Conduct periodic audits of critical Raw Material and Resin supplier’s quality systems, [*]. Tercica may participate in supplier audits on an as needed basis		X

	Manage, coordinate and host Regulatory Authority inspections: PAI, general cGMP, for-cause, and EMEA cGMP inspections etc.		X

	Support Product specific PAI or other inspection with at least [*] Tercica staff at the CBSB Facility during the inspection. As appropriate, Tercica staff will be permitted to respond to Product specific questions and participate in wrap up sessions.	X

	Notify Tercica within [*] of receipt of notification of inspection by Regulatory Authorities for inspections related to the Drug Substance or the Manufacturing Process.		X

	Provide a copy of appropriate and redacted Regulatory Authority inspection observations to Tercica within [*] day of inspection.		X

	Prepare written responses to Regulatory Authority actions specific to the CBSB Facility, operations and CBSB Facility specific, non-Tercica related processes		X

	Prepare, review, and approve responses to Regulatory Authority observations issued directly to CBSB. Respond to PAI observations within [*] days and all other inspection observations within [*] days or the time specified by the Regulatory Authority, which ever is less.		X

	Support Product specific Regulatory Authority inspections and participate in the development of Product specific responses or inquiries.	X	X

	Support the preparation of Regulatory Authority responses that support inquires made to Tercica by Regulatory Authorities	X	X

22 Reprocessing/Rework

	Initiate Reprocessing/Rework request	X	X

*	This provision is the subject of a Confidential Treatment Request.

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	Document rationale, justification, and directions for Reprocessing/Rework	X	X

	Approve Reprocessing/Rework	X	X

23 Shipping

	Establish and maintain Shipping Guidelines		X

	Approve shipping configuration and procedures.	X	X

	Package Drug Substance for shipment to specified site. Store and transport Drug Substance to conform to Storage and Shipping Guidelines.		X

	Request shipment of Drug Substance, specifying Shipping Date, shipping address, Batch number, quantity, etc.	X

	Ship Drug Substance per specified request. Track shipment, and provide Tercica with confirmation of shipment.		X

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